Exhibit 4.12
Agreement

relating to
the sale and purchase of the Business and Assets of Esphion Limited

Allot Communications Limited
Purchaser

and

Esphion Limited
Vendor

and

The persons listed in Part A of Schedule 1
Covenantors

and

The persons listed in Part B of Schedule 1
Key Shareholders

Date 1 January 2008

AUCKLAND VERO CENTRE, 48 SHORTLAND STREET PO BOX 4199, AUCKLAND 1140, DX CP20509, NEW ZEALAND TEL 64 9 916 8800 FAX 64 9 916 8801

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

i

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

ii

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

iii

This Agreement is made on 1 January 2008

between	(1)

Allot Communications Limited a company incorporated in Israel (company number 51-239477-6) and having its principal executive offices at 22 Hanagar Street, Neve Ne’eman Industrial Zone B, Hod-Hasharon 45240, Israel (Purchaser)

and	(2)	Esphion Limited a company incorporated in New Zealand (company number 1101813) and having its registered office at Level 8, Westpac Trust Tower, 120 Albert Street, Auckland, New Zealand (Vendor)

and	(3)	The persons listed in Part A of Schedule 1 (Covenantors)

and	(4)	The persons listed in Part B of Schedule 1 (Key Shareholders)

Introduction

A.	The Vendor owns the Assets and carries on the Business.

B.	The Vendor has agreed to sell and the Purchaser has agreed to purchase the Assets and the Business on the terms set out in this Agreement.

C.	The Key Shareholders have agreed to make certain representations and warranties to the Purchaser regarding the Assets and the Business.

It is agreed

1.	Interpretation

1.1	Definitions

In this Agreement unless the context otherwise requires:

Adjusted Retention Amount means the amount determined in accordance with clause 5.6(b);

Agreed Form means in a form agreed to by the Vendor and Purchaser prior to execution of this Agreement and initialled on behalf of the Vendor and the Purchaser for the purposes of identification;

Agreement means this Agreement together with the schedules and appendices;

Agreement Date means the date of this Agreement;

Apportionment Statement means the statement prepared under clause 4.4;

Assets means all the assets of the Vendor, including the assets listed in Schedule 2, but excluding the Excluded Assets;

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

Assigned Covenants means the benefit of any restrictive covenants or restraints of trade given to or granted in favour of the Vendor by a third party concerning the Business and Assets;

Assigned Rights means all contractual and statutory rights owing by law (including the benefit of all warranties and covenants) that the Vendor has against any person relating to the Business or the supply by that person of the Assets to the Vendor (but excluding rights under insurance policies);

Balance Date means 30 September 2007;

Bill Rate means the average rate per annum (expressed as a percentage) as quoted on Reuters page BKBM (or any successor page displaying substantially the same information) under the heading “FRA (New Zealand inter-bank)” for bank accepted bills having a term of three months as fixed at 10.45am on the first Business Day following the due date (and on the first Business Day next following the expiration of each succeeding three-month period after the due date thereafter);

Business means the business of providing solutions and products for network protection operated by the Vendor from New Zealand;

Business Agreements means those agreements as listed in Appendix 8 and any Assigned Rights and Assigned Covenants;

Business Day means a day on which registered banks are open for general banking business other than a Saturday or Sunday in Auckland, New Zealand and registered banks are open for general banking business (other than the Saturday) in Tel Aviv, Israel;

Business Names means “Esphion”, “NetDeflect” and “NetDetail”;

Business Records means the records of and all information of the Vendor pertaining to the Business, including, without limitation:

(a)	those dealing with all the transactions of the Business;

(b)	those dealing with the production and supply of goods and services of the Business;

(c)	lists of customers and suppliers of the Business;

(d)	records of the Business Agreements;

(e)	correspondence;

(f)	personnel records;

(g)	fixed assets registers;

(h)	records relating to the Intellectual Property;

(i)	stock registers; and

(j)	information technology documentation and manuals,

together with all media containing such records, excluding the original books, accounts, financial statements, financial records, corporate statutory registers, taxation returns of the Vendor and other records of the Vendor which the Vendor is required by law to retain, but including true copies of them;

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

Companies Act means the Companies Act 1993;

Completion means the performance by the Vendor and Purchaser (or the Permitted Nominee) of their respective obligations under clause 7 or, as the context may require, the time at which such performance is completed;

Completion Date means 7 January 2008 or, as the case may require, the date on which Completion takes place;

Conditions means the conditions precedent to Completion set out in Schedule 4;

Confidential Information means the know-how, trade secrets, technical processes, information relating to products, services, finances, contractual arrangements with customers or suppliers and other information relating to the Business or Assets which by its nature, or by the circumstances of its disclosure to the holder of the information, is or could reasonably be expected to be regarded as confidential;

Consent means:

(a)

any authorisation, approval, consent, licence, permit, franchise, permission, order, notification, filing, registration, lodgement, agreement, waiver, declaration or exemption from, by or with a Public Authority; and

(b)

in relation to any thing which will be prohibited or restricted in whole or part by law if a Public Authority intervenes or acts in any way within a specified period after lodgement, filing, registration, or notification, the expiry of such period without such intervention or action;

Default Interest means interest calculated at the Bill Rate plus 4% per annum;

Disclosure Letter means the letter disclosing information against and qualifying the Warranties which is in Agreed Form;

Disclosure Material means the materials, responses or other information provided by the Vendor or its advisers to the Purchaser or its advisers or representatives, in writing or electronic form prior to signing of this Agreement, a complete list of which is set out in the Disclosure Letter;

Dispute has the meaning set out in clause 5.7(b);

Dispute Notice has the meaning set out in clause 5.7(a);

Dispute Process means the process set out in clause 5.7;

Earn Out Amount means the amount calculated under clause 5.2;

Earn Out Calculation Notice has the meaning set out in clause 5.3(b);

Earn Out Payment means the payment, if any, required under clause 4.1(b);

Earn Out Payment Date means the date being 30 days after the public announcement by the Purchaser of its annual financial results of operation for the year ending 31 December 2008 or 30 September 2009 (whichever is the earlier);

Earn Out Period means the period from the Completion Date until 31 December 2008;

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

Encumbrance means an interest or power reserved in or over an interest in any Asset created or otherwise arising under a debenture, mortgage, charge, pledge, lien, hypothecation, title retention, deed of trust, right of pre-emption or any other security interest (including a present or future right or interest in personal property that is a security interest for the purposes of the Personal Property Securities Act 1999) and includes any agreement to grant any of the foregoing in the future), but excludes:

(a)	reservation of title by any of supplier in the ordinary course of business; and

(b)	the encumbrances listed in Schedule 8;

Escrow Agent means Bell Gully Barristers and Solicitors;

Escrow Amount means US$1,500,000 and any additional amount as has the meaning set out in clause 17.4(c);

Escrow Deed means the deed in the form set out in Appendix 9;

Escrow Payment Date means the Completion Date;

Escrow Period means the period following the Escrow Payment Date and ending two years after the Completion Date;

Esphion Japan means Esphion Japan Kabushiki Kaisha, a Japanese incorporated company through which the joint venture established by the Vendor and LINC Media Inc. distributes the Vendor’s Products in Japan;

Excluded Assets means:

(a)

all the original books, accounts, financial statements, financial records, corporate statutory registers, taxation returns of the Vendor and other records of the Vendor which the Vendor is required by law to retain;

(b)	cash in hand, at the bank, in transit or on deposit;

(c)	the shares held by the Vendor in Esphion Japan;

(d)	the shares held by the Vendor in Esphion Pty Limited;

(e)	any other Asset listed in Schedule 2 that the Purchaser elects not to purchase prior to the Completion Date;

(f)	any Tax receivable or ACC receivable whether or not due to the Vendor; and

(g)	the benefit of any third party insurance policy of the Vendor;

Existing Employees means all of the employees of the Vendor in relation to the Business listed in Appendix 4 who have not given notice of resignation, or been given notice of termination expiring before Completion;

Event of Default means if a person suffers from all or any of the following:

(a)

an order or judgement is made, a resolution is passed, any legal proceeding is issued that is not contested by the person or any voluntary corporate action is taken for the winding up, liquidation, bankruptcy, administration dissolution or reorganisation of the person except for the purpose of and followed by a solvent reconstruction;

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

(b)

an encumbrancer takes possession of the whole or any material part of the property of the person or a receiver, receiver and manager, administrator receiver, inspector, trustee, statutory manager, administrator, liquidator or other similar person or official is appointed in respect of the person or the whole or any material part of its property and such appointment is not dismissed within 90 days;

(c) any distress, attachment, execution, judgment or other legal process is enforced or obtained on or against the whole or any material part of its property which is not dismissed within 90 days;

(d) the person:

(i)

ceases or suspends generally payment of a material part of its indebtedness (or announces an intention to do so) or is unable to pay its indebtedness as it falls due (or is deemed or presumed to be so under any relevant law);

(ii)

makes, or proposes to make, any assignment, arrangement or composition for the benefit of its creditors generally or a moratorium is agreed or declared in respect of or affecting all or any material part of its indebtedness;

(e) any event occurs which, under the law of any relevant jurisdiction, has an analogous or similar effect to any event mentioned in this clause.

Financial Statements means the audited financial statements according to NZ GAAP for the year ended 31 March 2007, which include a statement of financial performance, a statement of movements in equity for the year ended at this date and statement of financial position as of that date and notes to financials statements as of that date;

Fixed Assets means those items of plant, office equipment, machinery, software, computer equipment, fixtures, furniture, fittings, electrical and other installations and leasehold improvements (to the extent owned by the Vendor) which are used in the Business at the Completion Date, whether or not any of the foregoing appear in the Vendor’s books and records, including the items set out in Appendix 1;

Goodwill means the goodwill, trading reputation of the Business and customers’ relations;

Group Company means the Purchaser or any Related Company and the term “Group” shall mean the Purchaser and all its Related Companies including the Permitted Nominee;

GST means goods and services tax imposed under the GST Act;

GST Act means the Goods and Services Tax Act 1985;

Intangible Assets means all Assets excluding Tangible Assets;

Intangible Assets Purchase Price means the amount specified in clause 4.1(b);

Intellectual Property Rights means all Intellectual Property owned by the Vendor in any jurisdiction worldwide, including the Trade Marks and the Patents;

Intellectual Property Licence In means any licence granted to the Vendor in respect of any Intellectual Property currently used in the Business;

Intellectual Property means:

(a) software and related flow-charts, programmer notes, updates and data, whether in object or source code form;

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

(b)	patents, whether in the form of utility patents or design patents and all pending applications for the patents; and

(c)	trade marks, trade names, service marks, designs, logos and domain names, whether or not registered, and all pending applications for registration of the same;

(d)	copyrights, whether or not registered and all pending applications for registration of the same;

(e)

inventions, know-how, information, trade secrets, confidential information, proprietary information, product designs, engineering specifications and drawings, technical information, processes, works of authorship, formulae, works-in-progress, research and development of information, databases, algorithms, business information such as customer lists, supplier lists and market analyses and other sensitive, discreet business information, all of the above whether patentable or non-patentable and whether or not registered or reduced to practice; and

(f)	all other intellectual property rights not mentioned above;

IP Assignment and Confidentiality Agreements has the meaning set out in clause 6.7(c) of Schedule 3;

Key Shareholders means each of No 8 Ventures Management Limited (the sole shareholder of No 8 Ventures Nominees Limited and manager of the No. 2/VIF Seed Fund) and LINC Media Inc.

Key Shareholders’ IP Warranties means any of the Warranties contained in clause 6 of Schedule 3;

Key Shareholders’ Warranties means any of the Warranties contained in clauses 1, 2 and 6 of Schedule 3;

Leased Equipment means the items held by the Vendor for use in the Business on lease, hire or hire purchase, or conditional sale agreement, including those items of equipment listed in Appendix 2;

Leasehold Property means all the right, title and interest of the Vendor in the property leased at 8C Vega Place, Mairangi Bay, Auckland (being 152 square metres of the ground floor);

Leave Benefits means accrued entitlement to leave (including, without limitation, annual leave and long service leave but excluding sick leave) of the Employees who accept the Purchaser’s or the Permitted Nominee’s offer of employment pursuant to clause 11.1(b), in each case attributable to their service before the Completion Date;

Management Accounts means unaudited balance sheet and statements of operations for the following periods:

(a)	the calendar quarter ended 31 March 2006;

(b)	the calendar quarter ended 31 March 2007;

(c)	the calendar quarter ended 30 June 2007;

(d)	the calendar quarter ended 30 September 2007;

(e)	the calendar quarter ended 30 December 2007; and

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

(f) for the period commencing on 1 October 2007 and ending on the Completion Date;

Material Adverse Event means any event or circumstance which has or is likely to have a material adverse effect on the financial condition, operations or commercial or financial prospects of the Business and the Assets or the Vendor which will or is likely to result in a loss, cost, expense or liability to the Business of USD50,000 or more;

Net Revenues means the total amount actually received from a customer under a firm purchaser order, net of:

(a) returns, and

(b) credits and refunds, including:

(i) price protection refunds;

(ii) discounts;

(iii) duties and Taxes (other than based on the Purchaser’s net income) which are non refundable or which the Purchaser offset against any other tax liability;

(iv) shipping and transportation;

(v) third party charges or commission of any kind; and

(vi) any penalties borne directly by the Purchaser for the sale of products,

provided, however, that such amount is recognised for the purposes of the audited consolidated financial statements of the Purchaser in accordance with US GAAP;

NZD means the lawful currency of New Zealand;

NZ GAAP means generally accepted accounting practice in New Zealand as defined in section 3 of the Financial Reporting Act 1993;

Open Source Component has the meaning set out in clause 6.10 of Schedule 3;

Patents means the patents listed in Part B of Schedule 6;

Permitted Nominee has the meaning set out in clause 2.2(a);

Prepayments means all amounts paid by the Vendor prior to Completion to creditors of the Business in respect of goods or services to be supplied or provided to the Vendor in respect of the Business after Completion in the ordinary course of conducting the Business;

Product Warranties means any actual claims in respect of warranties, guarantees or other assurances given by the Vendor, its Subsidiaries or Esphion Japan:

(a) in relation to the Business (including the Vendor’s Products); or

(b) which would ordinarily be liable for as a matter of law in relation to the Vendor’s Products which were sold by the Business before Completion;

Public Authority means:

(a) any government in any jurisdiction whether national, federal, state, regional, territorial or local; and

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

(b) any minister, department, office, commission, delegate, instrumentality, agency, board, authority or organisation of any government or any state-owned enterprise;

Purchase Price means the purchase price for the Business and the Assets calculated under clause 4.1 and as may be subsequently adjusted under this Agreement;

Purchaser’s Products means any software and/or hardware generally made available for sale to the Purchaser’s customers (other than the Vendor’s Products or products copied from the Vendor’s Products or portion thereof);

Purchaser’s Offer has the meaning set out in clause 11.1(b);

Purchaser’s Solicitors means Bell Gully;

Qualified Net Revenues means Net Revenue from the sale of Vendor’s Products by the Purchaser or a Related Company as a stand alone solution or in combination with the Purchaser’s Products;

Recipient has the meaning set out in clause 14.2;

Registered Intellectual Property has the meaning set out in clause 6.4 of Schedule 3;

Related Company has the meaning given to that term in section 2(3) of the Companies Act (read as if the expression “company”, “holding company”, and “subsidiary” in that section included any body corporate or equivalent entity wherever incorporated or established);

Reseller Agreement means a reseller agreement between the Purchaser and Esphion Japan granting to Esphion Japan non-exclusive reselling rights of certain of the Purchaser’s Products in Japan;

Retention Amount means 25% of the Earn Out Amount;

Retention Payment Date means 1 October 2009;

Retention Period means the period commencing on the Earn Out Payment Date and ending on the Retention Payment Date;

Stock means the hardware purchased for intended delivery to the customers of the Business;

Supplier has the meaning set out in clause 14.2;

Tangible Assets means:

(a) the Fixed Assets;

(b) the Leased Equipment;

(c) the Stock;

(d) the Trade Debtors;

(e) the Business Agreements; and

(f) the Business Records;

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

Taxation or Tax means all forms of taxation (including income tax, goods and services tax, value added tax, capital gains tax, capital tax, transfer tax, withholding tax and provisional tax) and all other statutory, governmental or local governmental impositions, charges, duties (including stamp, estate and gift duties), levies, tariffs and rates, whether imposed or payable in New Zealand, the United States of America, Israel or elsewhere, and includes any related reassessment, penalties, fines, interest, costs and expenses;

Tax Invoice has the meaning given in the GST Act;

Taxable Supply has the meaning given in the GST Act;

Third Party Claim has the meaning set out in clause 15.6;

Total Consideration means the total of the Purchase Price (which for the avoidance of doubt includes the Earn Out Amount) as adjusted pursuant to this Agreement (including by way of any payment received by the Purchaser under the Warranties);

Trade Debtors means all trade debts (other than any Excluded Asset) owed to the Vendor at the Completion Date listed in the schedule delivered by the Vendor to the Purchaser at Completion;

Trade Marks means the trade marks listed in Part A of Schedule 6;

Undertaking Parties has the meaning set out in clause 12.1;

US GAAP means United States of America generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved;

USD means the lawful currency of the United States of America;

Vendor’s Products means any software or other product that is currently being or at any time has been or will be:

(a) conceived; and

(b) written, developed, manufactured, marketed, distributed, licensed, sold or made available (as part of a service bureau, time-sharing, application service provider or similar arrangement or otherwise), by any employee or contractor for the Vendor or after Completion, is copied or developed from any such software or other product or portion thereof;

Vendor’s Software has the meaning set out in clause 6.2 of Schedule 3;

Vendor’s Solicitors means Buddle Findlay;

Warranties means the warranties and representations given by the Vendor to the Purchaser pursuant to clause 15, as set out in Schedule 3;

Warranty Claim means any claim by the Purchaser against the Vendor under the Warranties; and

Websites means the websites listed in part C of Schedule 6.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

1.2	Construction of certain references

In this Agreement, unless the context otherwise requires:

(a)

agreement includes a contract, deed, licence, franchise, undertaking, arrangement or understanding (in each case whether oral or written) or other document recording obligations (whether mutual or otherwise);

(b)

disposal of an asset includes a sale, gift, transfer or any other disposition of, or the grant of an option over, a right or interest, whether legal or equitable, in that asset or an agreement for any of those acts (and references to dispose are to be construed accordingly);

(c)

event includes any act, omission, transaction or other occurrence (whether or not the Vendor is a party to it). References to the result of any event on or before the Completion Date include the combined result of two or more events, the first of which has taken place on or before that date.

1.3	General references

In this Agreement, unless the context otherwise requires:

	(a)	Clause, schedule or appendix

a reference to a clause, schedule or appendix is a reference to a clause of, schedule to or appendix to, this Agreement;

	(b)	Varied document

a reference to this Agreement or another instrument includes any variation or replacement of either of them;

	(c)	Statutes

a reference to a statute or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them (whether before or after the Agreement Date);

	(d)	Financial references

references to and expressions used concerning financial calculations, valuations, accounting or financial reporting functions or their description in this Agreement bear the respective meanings ascribed to like expressions or expressions to similar intent under NZ GAAP unless reference is specifically made to US GAAP;

	(e)	Singular includes plural

the singular includes the plural and vice versa;

	(f)	Person includes groups

the word person includes an individual, a body corporate (whether incorporated or formed within or outside New Zealand), an association of persons (whether corporate or not), a trust, a state and an agency of state, in each case, whether or not having a separate legal personality;

	(g)	Person includes successors

a reference to a person includes a reference to the person’s executors, administrators, successors, substitutes (including, but not limited to, persons taking by novation) and permitted assigns;

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

(h) Joint and several

an obligation or liability assumed by two or more persons shall be assumed by them severally unless otherwise stated;

(i) Gender

words importing one gender include the other genders;

(j) Knowledge

in this Agreement, the Disclosure Information and the Disclosure Letter, references to knowledge, awareness or belief of the Vendor (however expressed) are references to the actual knowledge only of Mark Edwards after making reasonable enquiry (whether or not that enquiry is actually made) and there shall be deemed to be included the knowledge of matters that he ought to be aware of by reason of his position and area of expertise, into the relevant matter. The parties acknowledge that reference to the knowledge, awareness and belief of the person named in this clause does not give rise to any personal liability of such person whatsoever to any party to this Agreement; and

(k) Equivalent Terms

a reference to any New Zealand legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than New Zealand be deemed to include what most nearly approximates in that jurisdiction to the New Zealand legal term and to any New Zealand statute shall be construed as to include equivalent or analogous laws of any other jurisdiction.

1.4	Headings

Ignore headings in construing this Agreement.

1.5	Dispute as to GAAP

Any dispute as to the meaning of NZ GAAP or US GAAP is to be determined under the Dispute Process.

2.	Sale and Purchase

2.1	Agreement to sell and purchase

Subject to clause 2.2, on the Completion Date:

(a) Sale and purchase

the Vendor is to sell, convey, assign and transfer and the Purchaser is to purchase the Assets and the Business; and

(b) No liabilities assumed

the Purchaser does not assume any liability of the Vendor, a Related Company or Esphion Japan other than as set out in this Agreement, with effect from the close of business on the Completion Date on the terms and conditions contained in this Agreement.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

2.2	Nomination

(a)

The Vendor acknowledges and agrees that the Purchaser may, simultaneously with signing this Agreement, nominate an alternate purchaser (the Permitted Nominee) which is a wholly owned and controlled New Zealand subsidiary of the Purchaser, to purchase the Tangible Assets or a portion thereof, in place of the Purchaser, pursuant to this Agreement on the terms set out in this clause 2.2.

(b) Notwithstanding any such nomination the Purchaser shall remain responsible for all of the Purchaser’s obligations under this Agreement.

(c)

Such nomination shall only take effect upon the Purchaser delivering to the Vendor a signed deed of adherence in Agreed Form under which the Permitted Nominee agrees to be a party to and liable under this Agreement for the Purchaser’s obligations in relation to the acquisition of the Tangible Assets and the offer of employment to the Existing Employees under clause 11.

(d)

With effect from nomination in accordance with this clause 2.2, the Permitted Nominee may enforce this Agreement and exercise any rights of the Purchaser under this Agreement in relation to the Tangible Assets and the Existing Employees, as if it were a party to it in place of the Purchaser, provided that no claim may be made by the Permitted Nominee to the extent that the claim would not have been able to be made by the Purchaser if no nomination had occurred under this clause. For the avoidance of doubt, the Vendor agrees that if a clause in this Agreement provides that the Purchaser is able to claim against the Vendor for any claim made against, or liability incurred, by the Purchaser in relation to the Tangible Assets and the Existing Employees, then, on and from nomination in accordance with this clause 2.2, the Permitted Nominee is able to claim against the Vendor in accordance with that clause for any corresponding claim made against, or corresponding liability incurred, by the Permitted Nominee.

3.	Conditions

3.1	Completion is conditional

Completion of this Agreement is subject to the full and complete satisfaction of the Conditions.

3.2	Fulfilment of Conditions

The date for satisfaction of each Condition is the relevant condition satisfaction date for that Condition as set out alongside that Condition in Schedule 4 or such later date as the parties may agree in writing.

3.3	Reasonable endeavours

The Vendor and the Purchaser will each use reasonable endeavours to procure the satisfaction of the Conditions and each will from time to time upon request from the other keep the other fully informed as to progress in procuring satisfaction of the Conditions. The obligations under this clause 3 do not require any party to pay money, other than customary adviser and registration fees and charges, provide any other consideration or incur any liability, actual or contingent, in order to satisfy the Conditions.

3.4	Effect of failure to satisfy Conditions

If the Conditions are not satisfied or (to the extent that they are capable of waiver), waived by the party for whose benefit they are inserted (as set out alongside each Condition in Schedule 4) by the condition satisfaction date specified alongside each Condition in Schedule 4, then either the Vendor or the Purchaser may terminate this Agreement by notice in writing to the other.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

3.5	Consequences of Termination and Cancellation

If this Agreement is terminated or cancelled under clause 3.4 or clause 15.13:

(a) except as set out in clause, 19, 23 and 29, this Agreement will be of no further force and effect; and

(b)

the parties will be released from their obligations under this Agreement and no party will have any claim against the other parties arising under or in connection with such termination other than in respect of any breach of this Agreement occurring before such termination.

4.	Purchase Price and apportionments

4.1	Amount

The Purchase Price for the purchase of the Assets and the Business comprises:

(a) USD3,500,000 plus GST (if any) being the:

(i) Tangible Asset purchase price plus GST (if any) (the Tangible Asset Purchase Price); and

(ii) the Intangible Asset purchase price plus GST (if any) (the Intangible Asset Purchase Price),

each of which is payable at Completion by the Purchaser; and

(b)

subject to certain conditions being satisfied as described in clause 5.1, a contingent payment of up to USD2,000,000 plus GST (if any), which, if payable, will be satisfied by a payment to the Vendor in accordance with clause 5, subject to any adjustment in accordance with any provision of this Agreement.

4.2	Payment of the Purchase Price

(a) The Tangible Asset Purchase Price and the Intangible Asset Purchase Price are payable at Completion by the Purchaser in the following manner:

(i) the Escrow Amount is payable by the Purchaser to the Escrow Agent in accordance with clause 18.1(a); and

(ii) the portion of the Purchase Price that exceeds the Escrow Amount is payable by the Purchaser to the Vendor.

(b) The payment referred to in paragraph 4.1(b) is payable in accordance with clause 5.

4.3	Allocation of Purchase Price

(a) The portion of the Purchase Price payable pursuant to clause 4.1(a)will be allocated between the Assets as follows:

(i) for Fixed Assets – USD equivalent on Completion Date of NZD63,518;

(ii) for the Leased Equipment – USD1.00;

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

		(iii)	for the Trade Debtors – the lower of the USD equivalent book value or USD equivalent net realisable value as shown in the Business Records, determined at the Completion Date;

		(iv)	for the Business Agreements – USD0.00;

		(v)	for the Business Records – USD1.00;

		(vi)	Stock – the lower of the USD equivalent cost or USD equivalent realisable market value as shown in the Business Records, determined at the Completion Date;

		(vii)	for the Intellectual Property Rights – USD2,700,000;

		(viii)	for Goodwill – the balance of the portion of the Purchase Price payable pursuant to clause 4.1(a); and

	(b)	the portion of the Purchase Price comprising any Earn Out Payment payable as contemplated by clause 4.1(b), the amount of that Earn Out Payment will be attributed to Goodwill.

4.4	Apportionments

(a)

All Prepayments and rent, rates, power, telephone, water, equipment rental payments and other outgoings of a periodic or recurring nature (but excluding insurance premiums, normal employee costs (including wages, salary, employee benefits, income tax deductible under the PAYE system, FBT, ACC or equivalent premiums)) must be apportioned between the Vendor and Purchaser (or the Permitted Nominee) as at 5pm on the Completion Date.

(b)

All payments required by this clause 4.4 are to be calculated by the Purchaser (or the Permitted Nominee) and agreed by the Vendor and set out in a statement (Apportionment Statement). All figures in the Apportionment Statement and all calculations required pursuant to this clause 4.4 are to exclude GST.

(c)

The Vendor will deliver the Apportionment Statement together with all supporting records, invoices and workings to the Purchaser on or before the date 15 Business Days after the Completion Date. All payments required to be made by the Apportionment Statement will be made by the Vendor or the Purchaser (or the Permitted Nominee) (as the case may be) on or before the date 30 Business Days after the Completion Date. The Purchaser will provide the Vendor and its agents with reasonable access to its records in order to enable the Vendor to prepare the Apportionment Statement.

	(d)	Any late invoices received by the Vendor or the Purchaser following the payment under sub-clause (c) above will be treated pursuant to the provisions of this clause 4.4, mutatis mutandis.

	(e)	Any dispute in relation to the Apportionment Statement and any payment required under this clause 4.4 will be resolved in accordance with clause 5.7.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

4.5	Cash Payments

All payments to be made by the parties under this Agreement will be made against the submission of a valid invoice on the due date in same day cleared funds and free of any deduction, withholding, set-off, counter-claim, restrictions or conditions except to the extent the deduction or withholding is required by law.

For the purposes hereof unless directed otherwise by the Vendor in writing and at least seven Business Days prior to the appointed time of payment, all payments to the Vendor will be made to:

Account number: 107599 USD 374001 Swift Code: WPACNZ2W Westpac Trust 219 McKinnon Drive Albany New Zealand

For the purposes hereof, all payments to the Purchaser will be made to:

Account number: 008200/04 Swift code: LUMIILITXXX Bank Leumi Le-Israel B.M. Branch No. 744 Ra’anana Israel

4.6	Core acquisition price

For the purposes of the financial arrangements rules in the Income Tax Act 2004, the parties agree that:

(a) they are independent parties dealing at arm’s length with each other in relation to the sale and purchase contemplated by this Agreement;

(b)

the extended settlement arrangements and payment of the Purchase Price arise solely because of the uncertainty of the parties in relation to the future earnings of the Business which necessitates the need for the earn out arrangements set out in clause 5; and

(c)

the Total Consideration is the lowest price the parties would have agreed for the sale and purchase of the Business and Assets, on the Agreement Date, if payment would have been required in full at the time the first right in the contracted property (being the Assets and the Business) was transferred and does not include any capitalised interest; and

(d) the Total Consideration is the value of the Assets and the Business; and

(e) they will compute their taxable income for the relevant period on the basis that the Total Consideration includes no capitalised interest and will file their tax returns accordingly.

4.7	Purchase Price conversion rate

In relation to the Purchase Price referred to in clause 4.1, for the purpose of determining the GST payable on all or any part of the Purchase Price, the USD amounts will be converted into NZD at the buy rate quoted by the Bank of New Zealand as at 9 am on the Completion Date.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

5.	Earn Out

5.1	Earn Out Conditions

The Purchaser may set off from payment of any Earn Out Payment, any amount that has either been settled or agreed or is otherwise an amount claimed in good faith by the Purchaser as damages for breach of any of the Vendor’s obligations under this Agreement, including the Warranties, or for breach of the Key Shareholders’ Warranties and the non-compete covenants contained in clause 12.

5.2	Earn Out Amount Calculation

	(a)	The Purchaser will pay to the Vendor an amount calculated in accordance with the following formula:

EOA = (USD 0.8 x A)

Where:

		EOA	is the Earn Out Amount in USD.

		A	is the amount of Qualified Net Revenues recognized by the Purchaser during the period commencing 1 January 2008 and ending 31 December 2008.

If the Qualified Net Revenues are recognized from the sale of the Vendor’s Products in combination with the Purchaser’s Products, the related Earn Out Amount will be calculated based on the following formula:

QNRA = B x (C/(B + D))

Where

		QNRA	is the Qualified Earn Out Amount in USD.

		B	is the Vendor’s Product price as quoted in the Purchaser’s then current price list.

		C	is the Net Revenues recognized by the Purchaser in consideration for the sale of the combined solution of the Vendor’s Product within the Purchaser’s Product.

		D	is the Purchaser’s Product price as quoted in the Purchaser’s then current price list

(b)

The Purchaser will pay to the Vendor an additional amount of Purchase Price plus GST (if any) calculated in accordance with this clause 5.2(b). If the Purchaser recognizes, during the Earn Out Period, revenues according to US GAAP from the sale of the Vendor’s Products, and such revenues are collected within six months from the expiration of the Earn Out Period (the Additional Qualified Net Revenues), the Vendor shall be entitled, notwithstanding the definition of “Net Revenues”, to EOA (as defined in accordance with clause 5.2(a)) with respect to the Additional Qualified Net Revenues. Seventy-five percent (75%) of the Additional Qualified Net Revenues will be paid on a quarterly basis within 15 Business Days from the announcement by the Purchaser of its financial results of operations of that calendar quarter, and the remaining balance of twenty-five percent (25%) will be applied to the Retention Amount under clause 5.6 below.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

(c)

The Earn Out Amount shall not exceed USD2,000,000 plus GST (if any). If the calculation of the Earn Out Amount under clause 5.2(a) produces an Earn Out Amount greater than USD2,000,000 plus GST (if any), the Purchaser is:

(i)	only obliged to pay to the Vendor the amount of USD2,000,000 plus GST (if any); and

(ii)	not obliged to pay the balance of the Earn Out Amount as calculated in accordance with clause 5.2(a).

5.3	Calculation of the Earn Out Amount

	(a)	The Purchaser will deliver to the Vendor:

		(i)	a statement of Qualified Net Revenues for the Earn Out Amount;

		(ii)	the calculation of the Earn Out Amount and working papers (which must include details of the relevant calculation and the inputs into that calculation);

		(iii)	copies of all purchase orders and invoices of the Purchaser through the Earn Out Period which reflect the sale of the Vendor’s Products,

no later than 20 days prior to the Earn Out Payment Date.

(b)

In the event that the Vendor disagrees with the calculation of the Earn Out Amount, it must, within 30 days of receipt of the information referred to in clause 5.3(a), give notice to the Purchaser of such disagreement (Earn Out Calculation Notice). An Earn Out Calculation Notice must include full details of the reasons for such disagreement (including working papers). The Purchaser shall ensure that the Vendor or the Vendor’s accountants are given access to all additional information that they may reasonably require to enable the Vendor to make its decision whether to agree or disagree with the calculation of the Earn Out Amount, subject to the Vendor and the Vendor’s accountants signing a confidentiality undertaking in the form set out in Appendix 7.

(c)

Upon receipt of an Earn Out Calculation Notice, the Purchaser and the Vendor will use their reasonable endeavours to agree on the Earn Out Amount. Failing agreement by the parties within 5 days of the date of the Earn Out Calculation Notice, the matter will be resolved in accordance with clause 5.7.

(d)

The Vendor is entitled to disagree with the calculation of the Earn Out Amount if the Vendor reasonably believes that the Purchaser has in average discounted or offered rebates or similar incentives affecting the prices of the Vendor’s Products (by region), which are adversely disproportionate to the average discount, rebate or similar incentive offered in respect of the Purchaser’s Products (by region) and may include such matter within the Earn Out Calculation Notice. If the expert appointed pursuant to clause 5.7 determines that the average discount offered, rebate or similar incentive affecting the prices of the Vendor’s Products are disproportionate to the average discount, rebate or similar incentive offered in respect of the Purchaser’s Products (by region), the Earn Out Amount shall be increased or decreased by the expert to the extent the expert determines that the Vendor’s Products and the Purchaser’s Products had different average discounts, rebates or similar incentives according to listed prices (by region).

5.4	Earn Out Payment

(a)

On the Earn Out Payment Date, the Purchaser must pay to the Vendor, against the submission in advance of a valid invoice, an amount equal to the Earn Out Amount, less the Retention Amount and any amount withheld or offset in accordance with clause 5.1 (the Reduced Amount).

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

(b)	If an Earn Out Calculation Notice is issued after the Earn Out Payment, then:

(i)

to the extent the Purchaser and the Vendor agree, the difference between (1) the Reduced Amount paid pursuant to clause 5.4(a) and (2) the amount agreed under clause 5.3(c) less the Retention Amount and any amount withheld or offset in accordance with clause 5.1, shall be paid against the submission of a valid invoice within seven Business Days of such agreement by relevant party; or

(ii)	if there is a Dispute, the amount shall be paid against the submission of a valid invoice within seven Business Days following the decision made pursuant to clause 5.7.

5.5	Recording Net Revenues

The Purchaser will maintain adequate accounting and revenue tracking processes and procedures so that the Purchaser can readily identify and record the Qualified Net Revenues during the Earn Out Period.

5.6	Payment of the Adjusted Retention Amount

(a)

On the Retention Payment Date, or if there is a Dispute, within seven Business Days of the expert issuing its decision under clause 5.7, the Purchaser must pay to the Vendor against the submission in advance of a valid invoice the Adjusted Retention Amount calculated in accordance with clause 5.6(b).

(b)	The amount payable by the Purchaser to the Vendor on the Retention Payment Date is an amount determined by the following formula (the Adjusted Retention Amount):

ARA = RA - X+ Y

Where:

ARA	is the Adjusted Retention Amount.

RA	is the Retention Amount.

X	is the amount of any Warranty Claim or other claim for damages made in good faith by the Purchaser in accordance with this Agreement.

Y	is the interest earned on amount equal to the Retention Amount less the interest earned on X as from the date of the notification of the Warranty Claim related to X.

(c)	If any Warranty Claim is not fully successful the Purchaser will pay the Vendor the amount of interest that would have been earned on such amount of Warranty Claim.

(d)	The interest will be calculated based on the regular interest rate the Purchaser earns for deposits in an interest bearing deposit in commercial banks, net of any withholding taxes.

(e)

If as a result of adjustments to the Retention Amount pursuant to this clause 5.6, the Adjusted Retention Amount is nil or a negative number, the Purchaser is not required to make any payment to the Vendor on the Retention Payment Date.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

(f)	Any dispute between the Vendor and the Purchaser regarding the Retention Amount or the Adjusted Retention Amount will be resolved in accordance with clause 5.7.

5.7	Disputes

(a)

If a difference or dispute arises between the Vendor and the Purchaser relating to the Earn Out Amount as calculated under clause 5.2 or the Apportionment Statement, and the dispute is not resolved within 10 days after arising, either of them may provide a written notice to the other setting out the basis of the dispute (Dispute Notice) and the matter in dispute shall be determined in accordance with this clause 5.7.

(b)

Upon the issue of a Dispute Notice, the dispute referred to in that notice (the Dispute) shall be immediately referred to, and finally resolved by, an expert who shall be appointed by the Vendor and the Purchaser. In the event that those parties cannot agree on an expert within 10 days of the Dispute Notice, the expert (who shall be from an objective (disinterested) firm of Chartered Accountants) shall be appointed by the President for the time being of the New Zealand Institute of Chartered Accountants on the application of either the Vendor or the Purchaser. The following provisions shall apply to the referral:

(i)

the Vendor and the Purchaser shall each bear their own costs and expenses in connection with the referral, and all costs and expenses of the expert in determining the Dispute shall be borne as the expert may determine;

		(ii)	in the absence of manifest error, a determination by the expert of any matter pursuant to this clause 5.7 shall be final and binding on the parties;

		(iii)	the expert’s terms of reference shall be instructed to determine the matters in dispute within 30 days of his appointment; and

(iv)

the parties shall each provide the expert with all information which the expert reasonably requires and the expert shall be entitled (to the extent he considers appropriate) to base his determination on such information and on the accounting and other records of each party.

	(c)	Any monies referred to in the relevant decision of the expert shall be due and payable on the date falling seven Business Days after such notification of the expert’s decision.

5.8	Winding Up of Purchaser

If an Event of Default occurs in relation to the Purchaser prior to the Earn Out Payment Date then unless that Event of Default is remedied within 14 days to the reasonable satisfaction of the Vendor, the Purchaser will immediately pay to the Vendor the difference between USD 5,500,000 and any part of the Purchase Price already paid to the Vendor by the Purchaser.

5.9	Access to information during Earn Out

During the Earn Out Period the Purchaser undertakes to the Vendor that, subject to the Vendor entering into the confidentiality agreement set out in Appendix 7, the Purchaser will deliver to the Vendor on a quarterly basis within 20 days following the announcement of its quarterly results of operations, an estimate of revenues related to the Vendor’s Products that were recognized during that quarter. For avoidance of doubt, the final calculation of the Earn Out Amount will be made pursuant to clause 5.2 and the Vendor is restricted from using the aforementioned reports as supporting documents regarding the calculation of the Earn Out Amount.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

6.	Pending Completion

6.1	Operation of Business

Pending Completion the Vendor must, unless it has the prior written consent of the Purchaser (which will not be unreasonably withheld or delayed) to act otherwise:

	(a)	Operate Business

operate and conduct the Business in the ordinary course as has been disclosed to the Purchaser and maintain the goodwill of the Business in accordance with good business practice;

	(b)	Not acquire or dispose of Assets

not acquire any Asset (whether by purchase or lease) (other than in the normal course of trading and on arms-length commercial terms for full value) or dispose of any Fixed Asset or Intellectual Property Rights other than licences of Intellectual Property Rights granted in the ordinary course of business;

	(c)	Notify Purchaser

promptly notify the Purchaser of any events coming to the Vendor’s knowledge which may be a Material Adverse Event;

	(d)	Agreements

not, in respect of the Business, enter into any agreement or other commitment except for agreements with customers and suppliers in the ordinary course of business;

	(e)	Legal matters

promptly notify the Purchaser of any legal claims, proceedings or investigations which may occur, be threatened, brought, asserted or commenced against the Vendor or its directors in relation to the Business;

	(f)	Employees

not employ any new employees or terminate the employment of any employee except for the termination of any employee’s employment for breach, and not to change the terms of employment of the Existing Employees;

	(g)	Related party transactions

not enter into any agreement or transaction with any of its shareholders or their Related Companies, other than the provision of loans by the Vendor’s shareholders to the Vendor or the issue of securities by the Vendor to its shareholders or as required under this Agreement;

	(h)	Indebtedness

not, except in the ordinary course of business, enter into any agreement to borrow or increase the level of borrowings under any existing facility with any party other than the provision of loans by the Vendor’s shareholders to the Vendor; and

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

	(i)	Insurance

keep in force (and not prejudice in any way) any existing policies of insurance covering the Business and Assets.

6.2	Risk and damage

	(a)	Material Damage

		(i)	The Assets shall be at the sole risk of the Vendor until Completion occurs at the close of business on the Completion Date and will then be at the sole risk of the Purchaser.

(ii)

If, before Completion any Fixed Asset is lost, destroyed or damaged and that loss, destruction or damage has not been repaired, replaced or otherwise compensated for by an insurance policy by Completion, and the loss, destruction or damage is sufficient to be, in the Purchaser’s reasonable opinion, a Material Adverse Event, the Purchaser may cancel this Agreement by notice in writing to the Vendor. If the Agreement is cancelled under this clause 6.2:

			(A)	except as set out in clauses 6.2(a)(ii), 19, 23, 29, this Agreement has no further effect; and

(B)

the parties will be released from their obligations under it and no party will have any claim against the other parties arising under or in connection with such termination other than in respect of any breach of this Agreement occurring before such termination.

This right of cancellation is in addition to, and not limited by, any other rights or remedies of the Purchaser against the Vendor. If the Purchaser does not exercise its rights under this clause 6.2 (a), its other rights and remedies will not be prejudiced.

	(b)	Immaterial damage

If, before Completion any Fixed Asset with a replacement value for assets with the same or similar functionality in excess of USD5,000 is lost (individually or in the aggregate), destroyed or damaged and the loss, destruction or damage is, in the Purchaser’s reasonable opinion, insufficient to be a Material Adverse Event, the Purchaser is to complete the purchase of the Business and Assets at the Purchase Price, less a sum equal to the amount of the diminution in value of the Fixed Assets. If the Purchaser and the Vendor cannot agree on the amount of the reduction in value of the Fixed Assets before the Completion Date, the amount of the reduction is to be determined under the Dispute Process.

6.3	Access for transition

The Vendor must ensure that from the Agreement Date, the Purchaser and its representatives will have such access as they may reasonably request during normal business hours to the Business and to the Vendor’s employees, books of account, computerised records, agreements, Fixed Assets, Stock and all information relating to the Business. The Vendor must cause its directors, officers, employees, contractors, accountants and lawyers and other advisers to co-operate with and make all information relating to the Vendor, the Business and the Assets available to the Purchaser and its advisers in a full and timely manner.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

6.4	Breach of Warranty

The Vendor undertakes with the Purchaser that:

(a) Disclosure

it will disclose immediately in writing to the Purchaser any matter or circumstance which may arise or become known to it after the Agreement Date and before Completion which does or may constitute a breach of any of the Warranties; and

(b) No breach of Warranties

pending Completion it will not do, or omit to do, or allow anything to be done, as a result of which any Warranty is or may be breached as at Completion.

6.5	Dealings with third parties and exclusivity

(a)

The Vendor and the Covenantors must immediately terminate all discussions and negotiations with third parties in relation to the sale of the Business or any of the Assets and will procure that their agents also terminate any such discussions and negotiations.

(b)

The Vendor will obtain from any such third parties the return of all due diligence information about the Business and the Assets in the possession of such parties, or obtain appropriate written confirmation from such parties that such information has been destroyed.

(c)

Neither the Vendor nor the Covenantors (or anyone acting on their behalf) shall without the Purchaser’s prior written consent (such consent to be given at the Purchaser’s sole and absolute discretion) directly or indirectly, solicit, negotiate and/or accept offers for or enter into any transaction involving the sale of the Business or the Assets or the sale of the shares of the Vendor.

7.	Completion

7.1	Time and place

Completion is to take place at 2 pm on the Completion Date at the offices of the Purchaser’s Solicitors.

7.2	Possession and title

Possession of and title to the Assets and the Business is to be given and taken on the Completion Date. On the Completion Date the Vendor will, subject to clause 2.2,sell, convey, transfer and assign the Assets and the Business to the Purchaser and the Purchaser will take over the Assets and the Business and the management of the Business. On Completion, the sale, transfer, conveyance and assignment is to have effect as at the close of business on the Completion Date.

7.3	Delivery of Assets on Completion Date

On the Completion Date the Vendor must deliver and make available to the Purchaser (or the Permitted Nominee (as relevant)), at the Leasehold Property (or at such other place as any Asset may be), possession and control of the Business and the Assets (other than those to which the provisions of clause 7.4 relate) and the Business Records. Where the Vendor is required to have access for its own accounting and tax purposes to any original Business Records following Completion which have been delivered to the Purchaser at Completion under this clause 7.3, the Purchaser is to allow the Vendor to have reasonable access to such Business Records and to take such copies of those Business Records, as reasonably required by the Vendor solely for that purpose.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

7.4	Delivery of documents on Completion

At Completion the Vendor must deliver to the Purchaser:

	(a)	Certificate

a certificate in Agreed Form signed on behalf of the Vendor by Mark Edwards, the Chief Executive Officer of the Vendor, confirming that so far as he is aware after making reasonable enquiry (whether or not that enquiry is actually made) and there shall be deemed to be included the knowledge of matters that he ought to be aware of by reason of his position and area of expertise, into the relevant matter) the Warranties are and will not be breached as at Completion and that the Vendor is not in breach of any other provision of this Agreement as at Completion;

	(b)	Releases

releases of the general security agreement dated 7 November 2007 in favour of the Key Shareholders and all registered Encumbrances over the Assets and the Business;

	(c)	List of Assets

a list of the Fixed Assets and Intellectual Property, the book value of each such Asset (cost and accumulated depreciation) as at the Completion Date with, in the case of the Fixed Assets, a description of their location;

	(d)	Leasehold Property

in respect of the Leasehold Property, a deed of assignment of lease between the Vendor, the Purchaser or the Permitted Nominee and the landlord of the Leasehold Property in Agreed Form duly executed by the Vendor and, if available at Completion, the landlord;

	(e)	PABX Lease

if available from Technology Rentals Limited, necessary documentation to assign all of the rights and obligations of the Vendor under the Lease Agreement between Technology Rentals Limited and the Vendor for a PABX Alcatel telephone system to the Purchaser;

	(f)	Intellectual Property

deeds of assignment of the Trade Marks, Patents and other Intellectual Property Rights to the Purchaser in Agreed Form and duly executed by the Vendor;

	(g)	Websites

documentation necessary to transfer ownership of the Websites from the Vendor to the Purchaser or the Permitted Nominee in Agreed Form duly executed by the Vendor;

	(h)	Original Agreements

copies (and original copies if available) of the agreements leasing the Leased Equipment and the Business Agreements (if in writing) which may be delivered by leaving them at the Leasehold Property;

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

	(i)	Termination of Distribution Agreement

documentation necessary to terminate both the International Reseller Agreement between the Vendor and LINC Media Inc. dated 1 April 2005 and the Business Development Consultancy Agreement between the Vendor and Japan Inc. Communications dated 7 October 2004;

	(j)	Trade Debtors

a list of the Trade Debtors of the Business as at the Completion Date, including the full name and contact addresses of each trade debtor and the relevant amounts to or by such persons;

	(k)	Stock

a list of the Stock as at the Completion Date;

	(l)	Management Accounts

copies of the Management Accounts, except for the Management Accounts for the period commencing on 1 October 2007 and ending on the Completion Date, which will be delivered pursuant to clause 21;

	(m)	Invoice

provide valid invoices for the portion of the Purchase Price to be paid on the Completion Date;

	(n)	Conditions

evidence satisfactory to the Purchaser that the Conditions in paragraphs (a) and (b) of Schedule 4 has been satisfied; and

	(o)	Escrow Deed

a copy of the Escrow Deed signed by the Vendor and No 8 Ventures Management Limited.

All documents required to be delivered by the Vendor as set out in this clause 7 must be in a form satisfactory to the Vendor and the Purchaser and their legal counsel, each acting reasonably.

7.5	Purchaser’s obligations

On Completion, after the Vendor has complied with clauses 7.3 and 7.4 the Purchaser must deliver to the Vendor:

	(a)	Payment of Purchase Price

pay or procure the payment of the Tangible Assets Purchase Price and the Intangible Assets Purchase Price to the Vendor and the Escrow Agent in the relevant proportions described in clause 4.2 in cleared funds;

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

	(b)	Intellectual Property

deeds of assignment of the Trade Marks, Patents and other Intellectual Property Rights to the Purchaser in Agreed Form and duly executed by the Purchaser;

	(c)	Websites

documentation necessary to transfer ownership of the Websites from the Vendor to the Purchaser or the Permitted Nominee duly executed by the Purchaser or the Permitted Nominee;

	(d)	Leasehold Property

in respect of the Leasehold Property, a deed of assignment of lease between the Vendor, the Purchaser or the Permitted Nominee and the landlord of the Leasehold Property in Agreed Form duly executed by the Purchaser;

	(e)	Conditions

evidence satisfactory to the Vendor that the Condition in paragraph (b) of Schedule 4 has been satisfied; and

	(f)	Legal Opinion

a legal opinion in the Agreed Form signed by the Purchaser’s legal counsel in Israel; and

	(g)	Escrow Deed

a copy of the Escrow Deed signed by the Purchaser and the Escrow Agent.

7.6	Reseller Agreement

After Completion, the Purchaser will use its reasonable endeavours to agree with Esphion Japan the form of and enter into the Reseller Agreement.

8.	Default

8.1	Vendor in default

If the Vendor does not fulfil the Vendor’s obligations under clause 7 then, without prejudice to any other rights or remedies available to the Purchaser, the Purchaser may:

	(a)	Specific performance

sue the Vendor for specific performance; or

	(b)	Cancel

cancel this Agreement and sue the Vendor for damages.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

8.2	Purchaser in default

If the Purchaser does not fulfil the Purchaser’s obligations under clause 7 then, without prejudice to any other rights or remedies available to the Vendor, the Vendor may:

(a) Specific performance

sue the Purchaser for specific performance; or

(b) Cancel

cancel this Agreement and sue the Purchaser for damages.

8.3	Default Interest

If any party does not pay any sum payable by it under this Agreement as and when due and in the manner provided in this Agreement, it must pay Default Interest on that unpaid sum. Default Interest is to accrue on any unpaid sum from day to day from the due date up to the date of actual payment, before and after judgment. Interest on overdue payments is to be capitalised monthly. The demand for or payment of Default Interest is not in substitution for, or to the exclusion of, any rights or remedies otherwise available to a party under this Agreement.

9.	Vendor Earn Out Protection

9.1	Positive Covenants

From the Completion Date until the expiry of the Earn Out Period, the Purchaser will, and the Purchaser will procure each Group Company to, use best commercial endeavours to promote and enhance the Business to the extent the same does not conflict with the Purchaser’s then current business.

10.	Assignment and related matters

10.1	Assignment of Business Agreements

With effect from Completion, the Vendor assigns, to the extent permitted by law, the benefit of all Business Agreements. Where for any reason the assignment evidenced by this clause 10.1 is void or unenforceable the Vendor is, to the extent permitted by law, to hold the benefit of any Business Agreements not assigned or novated on Completion for the Purchaser and the Purchaser must properly perform the obligations of the Vendor under those Business Agreements (to the extent that those obligations arise after the Completion Date) on the Vendor’s behalf. Where for any reason the assignment evidenced by this clause 10.1 is void or unenforceable the Vendor is to on receipt of a written notice by the Purchaser and subject to being indemnified by the Purchaser take such reasonable steps as are necessary to enforce any Business Agreement in accordance with the Purchaser’s reasonable instructions.

10.2	Indemnity by Vendor

The Vendor indemnifies the Purchaser against any liability or loss arising directly from, and any costs, damages, losses, charges or expenses actually incurred by the Purchaser concerning, any failure by the Vendor to perform all obligations under, or comply with the terms of, the Business Agreements for the period before Completion. The Vendor agrees to account to the Purchaser for all sums received by the Vendor in respect of Business Agreements which relate to the period following Completion.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

10.3	Indemnity by Purchaser

The Purchaser must assume, and fully and effectively perform, all obligations arising under the Business Agreements as and from Completion and must indemnify the Vendor against all liability or loss arising directly from, and any costs, damages, losses, charges or expenses actually incurred by the Vendor concerning, any failure by the Purchaser to perform all obligations under, or comply with the terms of, any of the Business Agreements following Completion and the lease of the Leasehold Property.

10.4	Transfer of communication numbers

The Vendor must use its reasonable endeavours to ensure that all of the fixed line telephone and facsimile numbers, mobile phone numbers of the Existing Employees and other communications owned by the Vendor and used by the Business are transferred to the Purchaser with effect from Completion.

10.5	Insurance

The Purchaser will not have any rights or obligations concerning any insurance policies held by the Vendor concerning the Business or the Assets.

10.6	Pre-Completion Assistance:

The Purchaser:

(a)

must, immediately after the Agreement Date, use all reasonable endeavours to assist the Vendor to secure in respect of the Leasehold Property, the consent of the landlord counter-party to the assignment of the lease of the Leasehold Property by providing such financial and operational information as the landlord counterparty may request;

(b)

must, immediately after the Agreement Date, without limiting its obligations under clause 10.6(a), sign a deed of assignment of lease in the ADLS standard form and if making the nomination pursuant to clause 2.2 for the Permitted Nominee to be the assignee, have the Purchaser enter into a guarantee in the ADLS standard form.

11.	Employees

11.1	Offer of employment

(a)

As soon as practicable after the Agreement Date the Vendor will consult with each of the Existing Employees regarding the Vendor’s entry into this Agreement and assist the Purchaser with delivery of the Purchaser’s Offer (as defined below) to each of the Existing Employees.

(b)

The Purchaser or the Permitted Nominee will make a written offer to each Existing Employee, in a form approved by the Vendor, offering to employ each Existing Employee with effect from the close of business on the Completion Date (the Purchaser’s Offer) on terms that are no less favourable to them than their existing terms of employment although the Purchaser’s Offer will include equity based incentives under the Purchaser’s existing incentive plans and the Vendor acknowledges that these equity based incentives may not equate with the private company equity based incentives currently offered by the Vendor to the Existing Employees.

11.2	Reasonable endeavours

Each of the Vendor and the Purchaser are to use reasonable endeavours to persuade all of the Existing Employees receiving a Purchaser’s Offer to accept employment with the Purchaser on the terms specified in the Purchaser’s Offer. One Business Day before Completion, the Purchaser must give notice to the Vendor of all Employees who have accepted the Purchaser’s offer of employment.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

11.3	Benefits

The Vendor shall pay to each Existing Employee a sum equal to the value of the Leave Benefits and all due bonuses, wages and salaries (prorated) on or before the Completion Date.

11.4	Liability to Employees

If the Purchaser or the Permitted Nominee does not make the Purchaser’s Offer to the Existing Employees in accordance with clause 11.1, the Purchaser will, subject to receipt of evidence of the termination of the Existing Employees’ employment with the Vendor, indemnify the Vendor for an amount equal to all the total of all wages, salaries and benefits payable and any leave entitlements payable to the Existing Employees for the period of notice required to be given to each Existing Employee to terminate such employees’ employment with the Vendor or in lieu of such notice any other payment to which the Employee is lawfully entitled on termination of their employment.

11.5	No third party rights

Nothing in clause 11 creates any third party beneficiary rights (for the purposes of the Contracts (Privity) Act 1982) in any Existing Employee.

11.6	Immigration Assistance

The Vendor will provide the Purchaser with all reasonable assistance required to transfer the sponsorship of any Existing Employee for immigration purposes from the Vendor to the Purchaser.

11.7	Seconded Employee

(a) Seconded Employee

For the period from the Completion Date until the date falling three months thereafter (the Transition Period) or any such longer period as agreed between the Vendor and the Purchaser, the Vendor will use reasonable endeavours to make Alexander Kharichev (the Seconded Employee) available to the Purchaser (for so long as he is an employee of the Vendor) for the provision of services to the Business.

(b) Location

While providing the services, the Seconded Employee will continue to be based at the premises at which the relevant Seconded Employee was based at the Agreement Date.

(c) Termination of employment

Subject to clause 11.7(d), the Vendor will not be required to make the Seconded Employee available to the Purchaser where the Seconded Employee is taking leave or where the employment of the Seconded Employee terminates. The Purchaser shall continue to pay for the services where the Seconded Employee is on leave. Any such leave will be coordinated with and approved by the Purchaser.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

(d)	No termination

During the first two months of the Transition Period, the Vendor will not, without the prior consent of the Purchaser (such consent not to be unreasonably withheld), terminate the employment of the Seconded Employee, unless that termination is for breach. The Purchaser may at any time after the first six weeks of the Transition Period terminate the provision of the Seconded Employee’s services by giving the Vendor five weeks notice in writing.

(e)	No warranty

Neither the Vendor nor the Seconded Employee makes any warranty or representation regarding the skills or attributes of, or the quality of any services, information or documentation provided to the Purchaser by, the Seconded Employee. The Vendor excludes all liability to the Purchaser or (howsoever arising) for any actions or omissions of the Seconded Employee.

(f)	No personal liability

The Seconded Employee will not have any duty, responsibility or any other obligation whatsoever to the Purchaser in their personal capacity under this Agreement.

(g)	Indemnity

The Purchaser indemnifies the Vendor and the Seconded Employee against any and all claims or liabilities that may be incurred or sustained by, or made against, the Vendor or the Seconded Employee as a direct or indirect result of any actions or omissions of the Purchaser in respect of the Seconded Employee or the actions or omissions of the Vendor or the Seconded Employee at the request of the Purchaser in respect of the Seconded Employee.

(h)	Continued employment

Notwithstanding anything in this Agreement, the Vendor will continue to be the employer of the Seconded Employee until such time as his employment with the Vendor terminates.

(i)	Charges

The Vendor will charge the Purchaser for providing services during the Transition Period, including any amount equal to the cost to the Vendor of employing the Seconded Employee, and any salary, wages, income tax deductible under the PAYE system, FBT, ACC or equivalent premiums and all employee leave benefits accruing during the Transition Period (including without limitation, annual leave or long service leave) and any payment in lieu of working notice period plus GST (if any).

(j)	Invoices

The Vendor will issue a Tax Invoice prior to the eighth day of the month during the Transition Period for services provided by the Seconded Employee in that month (such invoice being for service 2 weeks in arrears and 2 weeks in advance). The Vendor may also include in that invoice an amount to reimburse the Vendor for any reasonable out-of-pocket costs incurred by it in providing the services.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

	(k)	Payment

The Purchaser will pay to the Vendor the amount specified in the Tax Invoice, together with the GST payable (if any) on or before the tenth day of the month (or the next Business Day if such day is not a Business Day) after the date of the Tax Invoice.

12.	Non-competition

12.1	Undertakings

Each of the Vendor and the Covenantors (in this clause 12 called the Undertaking Parties) acknowledges that it will be receiving a material and significant financial benefit as a result of the purchase of the Assets and the Business by the Purchaser. Each of the Undertaking Parties acknowledges that the undertakings given by it in this clause 12 are an integral component of the purchase of the Business by the Purchaser and that the Purchaser would not be prepared to pay the Purchase Price for the Business unless those undertakings were given. As further consideration for the Purchaser agreeing to purchase the Assets from the Vendor on the terms contained in this Agreement:

	(a)	Not compete

the Vendor undertakes with the Purchaser that it will not (except with the prior written consent of the Purchaser) for a period of four years from the Completion Date, either solely or jointly with any person directly or indirectly carry on or be engaged or concerned or interested or in any way assist in any place in the world in the development, manufacture, marketing or sale of solutions and products for network protection which compete with the Vendor’s Products manufactured, sold or supplied by the Business as at this Agreement;

	(b)	Not solicit employees

each Undertaking Party undertakes with the Purchaser that it will not for a period of four years from the Completion Date, directly or indirectly for itself or on behalf of or in conjunction with any other person solicit, induce or encourage any of the Existing Employees or consultants of the Vendor to leave their employment with the Purchaser or engage, retain or hire any of the Existing Employees;

	(c)	Confidential Information

(i)

Each Undertaking Party undertakes with the Purchaser that it will not (except with the prior written consent of the Purchaser) at any time after Completion use or disclose to any person any Confidential Information provided that this clause 12.1(c) shall not apply to the extent that:

	(A)	disclosure is required by law;

	(B)	the information is already in the public domain;

	(C)	the Vendor makes disclosure to its professional advisers for the purpose of seeking advice on this Agreement and the transactions contemplated by it;

	(D)	the Vendor makes disclosure to its professional advisers for the purpose of performing its obligations under this Agreement.

(ii)

If a party is required to disclose any Confidential Information in accordance with 12.1(c)(i)(A), that party will immediately give notice of the proposed disclosure to the other parties before any such disclosure is made and will take all reasonable actions to limit the Confidential Information required to be disclosed.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

12.2	Exception

Nothing in clause 12.1 prohibits, following Completion, an Undertaking Party holding as an investor only up to five per cent of the issued share capital, or any debentures or other non-voting securities, of any company the securities of which are listed on any recognised stock exchange.

12.3	Undertakings independent

Each undertaking contained in clause12.1 is to be read and construed independently of the other undertakings contained in clause 12.1 so that if one or more should be held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever then the remaining undertakings are to be valid to the extent that they are not held to be so invalid.

12.4	Reasonable undertakings

Each Undertaking Party acknowledges that:

(a) Value of Assets and Business

the value of the Assets and Business upon which the Purchase Price has been set and accepted by the Purchaser is dependent upon the Undertaking Parties each giving the undertakings contained in this clause 12;

(b) Reasonable undertakings

those undertakings are reasonable; and

(c) Protection of Goodwill

those undertakings have been given for the protection of the Purchaser in respect of the Goodwill.

12.5	Modification

If any undertaking is held invalid as an unreasonable restraint of trade or for any other reason but would have been valid if part of the wording had been deleted or the period reduced or the range of activities or area dealt with reduced in scope, those undertakings are to apply with those modifications necessary to make them valid and effective.

12.6	Equitable relief

Each Undertaking Party acknowledges that, if there is an alleged breach of this clause 12, the Purchaser may seek equitable relief in addition to damages. In any proceeding bought by the Purchaser against an Undertaking Party seeking equitable relief for a breach of this clause 12, the Undertaking Party may not claim that the breach is one which may not or ought not to be the subject of equitable relief.

12.7	Assignment

The Purchaser may assign the benefit of the undertakings contained in this clause 12, in whole or in part.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

13.	Business Names

13.1	Use of Business Name

None of the Vendor or the Covenantors, their Subsidiaries, any person controlled by the Vendor, the Key Shareholders or any of their Subsidiaries, whether individually or jointly, may, and the Vendor and LINC Media Inc. will, for so long as they directly or indirectly hold shares in Esphion Japan, procure that Esphion Japan does not at any time nine months after the Completion Date:

(a) Use Business Names

at any time after Completion (except with the prior written consent of the Purchaser) directly or indirectly use any Business Name or any other name utilised in the Business as part of its business name, or incorporated in any trade mark, brand, logo or other intellectual property or in any way hold themselves out as being associated with any business using such name except that Esphion Japan may continue to use the name “Esphion” for a period of up to nine months after Completion; or

(b) Consent to others using Business Names

consent to the use or adoption of the Business Names by any person.

13.2	Change of Name

(a)

Within one Business Day after Completion, the Vendor will, and within ten Business Days after Completion the Vendor will procure that any subsidiary of the Vendor will, change their names to names that do not include any or a combination of the Business Names.

(b)

Within nine months after Completion, the Vendor and LINC Media Inc, provided that they directly or indirectly hold shares in Esphion Japan, will procure that Esphion Japan changes it name to a name that does not include any or a combination of the Business Names.

14.	Goods and services tax

14.1	Consideration exclusive of GST

Any consideration or payment obligation in this Agreement is exclusive of GST unless otherwise stated.

14.2	Recovery of GST payable

If under or in relation to this Agreement any supply of goods or services from one party (the Supplier) to another party (the Recipient) is a Taxable Supply and the consideration payable or to be provided for the supply is not expressed to be inclusive of GST, then the Recipient must pay to the Supplier, in addition to the consideration otherwise payable, an amount equal to the GST chargeable on that supply, provided that no payment will be required under this clause 14 until the Supplier has issued a Tax Invoice to the Recipient in respect of that supply.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

14.3	Payment of GST

Except in respect of any GST payable on Completion in accordance with clause 7.5(a), any amount payable under clause 14.2 must be paid by the Recipient on the date that is five Business Days after the Supplier issues a Tax Invoice to the Recipient for that Supply.

15.	Warranties

15.1	Warranties

The Vendor represents and warrants to the Purchaser in the terms of the Warranties in the knowledge that the Purchaser is entitled to rely on the truth of the statements contained in the Warranties.

15.2	Warranties repeated

Each of the Warranties is to be repeated on the Completion Date by reference to the facts and circumstances or awareness of the Vendor then existing.

15.3	Notice of Warranty claims

All Warranty Claims made by the Purchaser under this Agreement must be in writing and delivered to the Vendor and any notice under this clause 15.3 is to specify in reasonable detail the matter which gives rise to the breach, the nature of the breach and the amount claimed.

15.4	Claim thresholds

If the Vendor becomes liable to the Purchaser for breach of any Warranty:

(a) no amount shall be claimed by the Purchaser for breach of any Warranty unless the amount claimed exceeds USD50,000 in respect of an individual claim or series of related claims; or

(b)

no amount shall be claimed by the Purchaser for breach of Warranty unless the aggregate of the amount then claimed and of all other claims made, or which would but for the provision of this clause have previously been made, exceeds USD150,000 upon the basis that, once such threshold has been exceeded, any claim so made may be for and in respect of all amounts claimed and not just in excess of USD150,000.

15.5	Period for Warranty Claims

The Purchaser may not make any Warranty Claims in respect of any Warranty after the end of the period of 24 months following the Completion Date.

15.6	Third party claim procedures

(a) If an event occurs or claim arises against the Purchaser (Third Party Claim) in relation to which the Purchaser will or is likely to make a Warranty Claim against the Vendor:

(i)

the Purchaser shall give notice within ten Business Days thereof (including reasonable details) to the Vendor and not make any payment or admission of liability in respect of the Third Party Claim, or take any other steps which may in any way prejudice the defence of the Third Party Claim, without the prior written consent of the Vendor (such consent not to be unreasonably withheld or delayed) and subject to clause 15.6(b) otherwise act in accordance with the Vendor’s reasonable directions regarding negotiations, prosecution or defence of any Third Party Claim;

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

(ii)

the Vendor may, with the prior written consent of the Purchaser (not to be unreasonably withheld or delayed), in the name of the Purchaser, assume full control and conduct all negotiations and prosecute or defend any proceedings relating to the Third Party Claim. For this purpose the Purchaser shall make available to the Vendor all such information, books and records, and give such other co-operation (including making available employees as witnesses), as the Vendor may reasonably require for the purpose. If the written consent of the Purchaser is not provided within 15 Business Days of receipt of a written request from the Vendor, the Purchaser shall have no liability in connection with the Third Party Claim whether pursuant to the Warranties or otherwise;

(iii)

in relation to any dispute that the Vendor has control over under this clause 15.6, the Vendor will, prior to taking any action relevant to any Third Party Claim, consult with the Purchaser and its professional advisers (provided that such consultation does not cause undue delay) in relation to the conduct and progress of all such disputes resolution procedures, challenges or court proceedings and any related correspondence and negotiations, to keep the Purchaser and its professional advisers fully informed on this progress and, to provide the Purchaser and its professional advisers with copies of all relevant documents, including drafts. The Vendor, following such consultation, shall take into account all reasonable concerns and issues raised by the Purchaser in all action that is taken by the Vendor;

		(iv)	the costs of the negotiations and proceedings shall be borne by the Vendor.

(b)

the Vendor in exercising the rights granted to it by this clause shall take account of all reasonable requests, including requests regarding not taking actions which may materially adversely affect the reputation of the Business.

15.7	Warranties qualified

Each of the Warranties is given subject to the following which shall prevent the Purchaser being entitled to claim that any of the Warranties have been breached:

	(a)	Agreement

any thing done, or omitted to be done, either under any express provision of this Agreement or after the Agreement Date at the request in writing of, or with the prior written approval of, the Purchaser;

	(b)	Disclosure

any matter, event, circumstance or information to the extent that it is:

		(i)	fairly disclosed in the Disclosure Material or the Disclosure Letter or in any document referred to in the Disclosure Materials or Disclosure Letter;

		(ii)	disclosed by public records at the New Zealand Companies Office or the New Zealand Personal Property Securities Register relating to the Vendor;

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

	(c)	Knowledge

any matter, event, circumstance or information known to the Purchaser or its advisers,

but is subject to no other qualification unless specifically provided for under this Agreement.

15.8	Other Limitations

The Vendor shall not be liable for any Warranty Claim for loss arising from a breach of Warranty:

	(a)	based on a contingent liability unless and until the contingent liability becomes an actual liability and is due and payable;

	(b)	to the extent that the relevant event, circumstance, loss, liability, cost or expenses would not have arisen but for:

(i) a breach of law or contract or wrongful act or omission by the Purchaser or any of its Related Companies after Completion; or

(ii) any obligation or commitment entered into or made after Completion by the Purchaser or any of its Related Companies

(c)

if and to the extent that the relevant circumstance or amount has been or is made good, or recovered within 20 Business Days of the relevant circumstance arising by or paid to the Purchaser or its Related Companies;

(d)

if and to the extent that the Warranty claim is in respect of any budget, forecast, estimate, projection, model, or other statement which relates to the future and any statement of opinion or statement of intent, including the basis of preparation of, assumptions for or reasonableness of any such matter;

	(e)	if and to the extent that such claim arises as a result of any legislation not in force at the Agreement Date which takes effect retrospectively;

	(f)	if and to the extent that such a claim arises as a result of a change after the date of this Agreement in any law or interpretation of any law or NZ GAAP;

(g)

to the extent that the amount of such claim and the aggregate amount of all other Warranties Claims by the Purchaser would exceed an amount equal to the Purchase Price that has actually been paid by the Purchaser;

	(h)	to the extent of any saving to the Purchaser and its Related Companies in Taxation as a result of the relevant event, circumstances, loss, liability, cost or expense to which the claim relates;

(i)

unless the Purchaser has begun court proceedings relating to the claim or the Vendor admits to the claim or the claim is settled, in each case, within 6 months of notification pursuant to clause 15.3; and

	(j)	if and to the extent that the Purchaser has failed to take all reasonable action to mitigate any loss suffered by the Vendor in respect of which a claim could be made.

15.9	Reduction of Purchase Price

Any monetary compensation received by the Purchaser as a result of any breach by the Vendor of any Warranty is to be in reduction and refund of the Purchase Price.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

15.10	Indemnity

(a)

The Vendor must indemnify and keep indemnified the Purchaser against any loss, damage, cost, expense, taxation or liability (including legal or other costs associated with the enforcement of this Agreement) suffered or incurred by the Purchaser arising directly from the breach of any Warranty or any other term of this Agreement.

(b)

The Purchaser must indemnify and keep indemnified the Vendor against any loss, damage, cost, expense, taxation or liability (including legal or other costs associated with the enforcement of this Agreement) suffered or incurred by the Vendor arising directly from the breach of any term of this Agreement.

15.11	Gross-up

If any party is required by law to make any deduction or withholding from any sum payable by it to the other party under this Agreement and there is no equivalent corresponding Tax saving to the recipient, then the sum payable by the first party will be increased to the extent necessary to ensure that after the making of that deduction, withholding or payment the amount that person would have received and retained will be equal to the amount had no deduction, withholding or payment been made.

15.12	Truth of the Warranties

The Vendor acknowledges that the Vendor and the Purchaser have agreed that:

	(a)	Truth of Warranties

the truth of the statements contained in the Warranties; and

	(b)	Fulfilment of obligations

the fulfilment by the Vendor of all of its obligations under this Agreement,

are essential to the Purchaser.

15.13	Cancellation

If, pending Completion:

	(a)	Breaches obligations

the Vendor fails to perform any of the Vendor’s material obligations or other obligation not remedied within 5 days under this Agreement;

	(b)	Breaches Warranties

any circumstances exist or arise which have the effect of giving rise to a Warranty Claim; or

	(c)	Adverse circumstances

the Vendor or the Purchaser becomes aware of any event or circumstance which in the reasonable opinion of the Purchaser will or is likely to be a Material Adverse Event,

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited the Purchaser may, at the Purchaser’s absolute discretion, give the Vendor notice cancelling this Agreement at any time prior to Completion. This right of cancellation is in addition to, and not limited by, any other rights or remedies of the Purchaser against the Vendor. If the Purchaser does not exercise its rights under this clause 15.13 its other rights and remedies under this Agreement or at law will not be prejudiced provided that once Completion has occurred the Purchaser may not cancel this Agreement. Any notice given under this clause 15.13 is to be effective as against the Vendor if given to the Vendor.

15.14	Acknowledgment by Purchaser

The Purchaser acknowledges that:

(a)

it has made its own independent enquiry and investigations in relation to the Assets and the Business and has entered into this Agreement in reliance on its own judgment and not in reliance on any warranties or representations of the Vendor (other than the Warranties and the Key Shareholders’ Warranties);

(b)

except for the Warranties and the Key Shareholders’ Warranties and other obligations of the Vendor, the Key Shareholders and the Covenantors expressly provided in this Agreement, all express or (to the extent permitted by law) implied, or other representations or warranties of the Vendor, the Key Shareholders and the Covenantors in relation to the sale of the Business or Assets are expressly excluded;

(c)

except for the Warranties and the Key Shareholders’ Warranties and the other obligations of the Vendor, the Key Shareholders and the Covenantors expressly provided in this Agreement, neither the Vendor, the Key Shareholders and the Covenantors, nor their directors, officers, advisers or agents have made or make any representation, or have given or give any warranty (express or implied), as to the accuracy, content, completeness, value or otherwise of, nor have or accept any liability in respect of, any information (written, oral or otherwise) directly or indirectly provided, or made available to, or used by the Purchaser in connection with, the transactions evidenced by this Agreement, and to the extent permitted by law the Purchaser unconditionally waives any claim (whether arising in tort, in contract, by operation of law or otherwise) it may have against any of them in respect of such information.

15.15	Updated disclosure

The Vendor shall have the right to submit to the Purchaser, at any time prior to Completion, an updated disclosure letter containing disclosure of any facts, matters of circumstances occurring or coming to the awareness of the Vendor after the Agreement Date and before Completion and such updated disclosure letter shall become the Disclosure Letter for the purposes of this Agreement and making disclosures against the Warranties to be repeated at Completion. If any fact, matter or circumstances included in such updated Disclosure Letter would have otherwise entitled the Purchaser to make a Warranty Claim had it not been disclosed in the updated Disclosure Letter, the Purchaser shall have the right to cancel this Agreement pursuant to clause 15.13 at any time prior to Completion, but if it proceeds with Completion shall not be entitled to make a Warranty Claim in respect of such fact, matter or circumstance so disclosed.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

16.	Key Shareholders and Covenantors

16.1	Key Shareholders’ Warranties

Subject to clause 17, in consideration of the Purchaser entering into this Agreement with the Vendor at the request of the Key Shareholders (as the Key Shareholders acknowledge by signing this Agreement), the Key Shareholders severally represent and warrant to the Purchaser in the terms of the Key Shareholders’ Warranties in the knowledge that the Purchaser is entitled to rely on the truth of the statements contained in the Key Shareholders’ Warranties.

16.2	Key Shareholders’ Warranties repeated

Each of the Key Shareholders’ Warranties is to be repeated on the Completion Date, by reference to the facts and circumstances and Vendor knowledge then existing.

16.3	Period for Key Shareholder’s Warranty Claim

The Purchaser may not make any claim for breach of any Key Shareholders’ Warranties after the end of the period twelve months following the Completion Date, except for the Key Shareholders’ IP Warranties which shall survive until the second anniversary of the Completion Date.

16.4	Limitations on claims

The provisions of clauses 15.3, 15.4, 15.6 to 15.11 apply to the Key Shareholders’ Warranties as if a reference to a Warranty were a reference to a Key Shareholder’s Warranties and a reference to the Vendor was a reference to the Key Shareholders.

16.5	Void payment

If any payment made by or on behalf of the Vendor to the Purchaser is avoided by law, that payment will not be deemed to have discharged the liability of the Key Shareholders under this Agreement.

16.6	Warranty

Each Key Shareholder represents and warrants to the Purchaser that it has full power and authority to enter into and perform this Agreement, that this Agreement has been duly executed by that Key Shareholder and is a valid and binding document of that Key Shareholder.

16.7	Undertaking

Each of the Covenantors undertakes to:

(a)

vote in favour (or procure any nominee shareholder of the applicable Covenantor to vote in favour) of all shareholder resolutions of the Vendor, and to procure that directors of the Vendor who are appointed by them vote in favour of all board resolutions required to satisfy the condition contained in paragraph (a) of Schedule 4 and any other approval required to implement the transaction evidenced in this Agreement; and

(b) use their reasonable endeavours to ensure that all approvals referred to in clause 16.7(a) are obtained as expediently as possible.

Each of the Covenantors hereby agrees and consents for the purposes of the Vendor’s constitution (and all other purposes) to the Vendor entering into and performing the transactions contemplated by this Agreement.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

16.8	Rights cumulative

The rights of the Purchaser under this clause 16 are cumulative and not exclusive of any rights provided by law and are to remain in full force until the discharge by the Covenantors of all of their respective obligations under this Agreement.

17.	Liability of Key Shareholders

17.1	Individual Liability of Key Shareholders

Each of the Key Shareholders will, subject to clause 17.2 and 17.3, be severally liable in respect of any claim or liability which arises under this Agreement in respect of the Key Shareholders’ Warranties or any other obligation of the Key Shareholders under this Agreement and notwithstanding any other provision of this Agreement the aggregate liability of each Key Shareholder for any and all claims and liabilities under this Agreement will not exceed an amount equal to the lesser of (i) the total amount of liability or damages settled or determined in respect of such claims multiplied by MPL for the relevant Key Shareholder as determined pursuant to clause 17.2 or (ii) the sum of all dividends and distributions (whether by way of share re-purchase or redemption or otherwise) paid or due by the Vendor to the relevant Key Shareholder (or to its nominee shareholder) after the Agreement Date and not otherwise repaid to the Vendor pursuant to any law and any then current Escrow Amount in respect of that relevant Key Shareholder, provided, however, that in the case of No8 Ventures Management Limited such aggregate liability shall be no less than US$1,500,000 and in the case of LINC Media, Inc. such aggregate liability shall be no less than US$900,000.

17.2	Key Shareholder’s Proportional Limitation of Liability

Subject to clause 17.3, the total liability of the Key Shareholders pursuant to clause 17.1(i) in respect of any and all claims and liabilities will be applied proportionally as between the Key Shareholders such that each Key Shareholder’s total maximum aggregate liability to the Purchaser in respect of any and all claims or liabilities arising under this Agreement will not exceed an amount determined by the following formula:

MPL = D/A

Where:

	MPL =	being the relevant Key Shareholder’s proportion of liability to the Purchaser;

D =

all dividends and distributions (whether by way of share re-purchase or redemption or otherwise) paid or due by the Vendor to the relevant Key Shareholder (or to its nominee shareholder) pursuant to the constitution of the Vendor as of the Agreement Date, which is attached to the Disclosure Material, after the Agreement Date;

	A =	the aggregate of D calculated in respect of both Key Shareholders

17.3	Limitation on Purchaser’s action

(a)

Where the Purchaser makes a Warranty Claim which has not been either settled or determined by the Earn Out Payment Date then the Purchaser shall first exhaust its rights to withhold an amount of Earn Out Amount before making a Warranty Claim against the Key Shareholders for a breach of any of the Key Shareholders Warranties.

(b)

Where the Purchaser makes a Warranty Claim after the Earn Out Payment Date the Purchaser shall first exhaust its rights to withhold an amount of the Retention Amount before making a Warranty Claim against the Key Shareholders for a breach of any of the Key Shareholders Warranties. For avoidance of doubt, nothing in this clause 17.3(b) will limit the Purchaser from filing a Warranty Claim directly against the Key Shareholders for any amount that is greater than the Retention Amount.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

(c)

Subject to clauses 17.3(a) and (b), where the Purchaser makes a Warranty Claim against No 8 Ventures Management Limited for a breach of any of the Key Shareholders’ Warranties, notwithstanding that the claim is brought against No 8 Ventures Management Limited, any damages settled or determined payable in relation to such claim are to be paid out of the Escrow Amount in accordance with clause 18 and the Escrow Deed. The Purchaser agrees that any Escrow Amount shall only be used to settle any liability of No 8 Ventures Management Limited to the Purchaser and it will not make a claim against the Vendor for release or payment of the Escrow Amount or a sum that was released from the Escrow Account to the Vendor and is due and payable to No 8 Ventures Nominees Limited as a dividend or distribution (whether by way of share re-purchase, redemption or otherwise).

17.4	Notification

(a)

The Vendor and the Key Shareholders shall determine and pay or otherwise allocate the amount of all dividends and distributions due to the Key Shareholders pursuant to the constitution of the Vendor within 90 days of Completion.

(b)

Within 90 days of Completion the Vendor and the Key Shareholders shall notify the Purchaser in writing of all dividends and distributions to be allocated, made or due by the Vendor to the Key Shareholders prior to the Earn Out Payment Date.

(c)

Once an amount of dividend or distribution is calculated and allocated in respect of shares held by No 8 Ventures Management Limited the amount of that distribution or dividend to the extent it exceeds the Escrow Amount (the Additional Escrow Amount) shall not be paid to No 8 Ventures Management Limited but will instead be immediately paid by the Vendor to the Escrow Agent to hold as an additional part of the Escrow Amount in accordance with the Escrow Deed. Where any dividend or distribution is paid by the Vendor to a Key Shareholder both the Vendor and the Key Shareholder shall immediately give notice in writing to the Purchaser informing the Purchaser of the amount so paid.

18.	Escrow Amount

18.1	Amount and Payment to Escrow Agent

(a) The Escrow Amount is to be paid by the Purchaser to the Escrow Agent on the Completion Date.

(b) The Additional Escrow Amount (if any) will be paid by the Vendor to the Escrow Agent on the date being not later than 90 days after the Completion Date.

(c) At Completion the Vendor, No 8 Ventures Management Limited, the Purchaser and the Escrow Agent shall enter into the Escrow Deed.

18.2	Release of Escrow Amount

The Escrow Amount or any proportion of the Escrow Amount (and any interest earned on that amount while it is held in escrow) will be released and paid by the Escrow Agent in the following manner:

(a)

in the event of the Purchaser making a Warranty Claim against No 8 Ventures Management Limited in respect of any of the Key Shareholders’ Warranties, and the amount of such Warranty Claim being agreed or settled by No 8 Ventures Management Limited and the Purchaser, the Escrow Agent shall, upon receiving written instructions from No 8 Ventures Management Limited and the Purchaser, pay to the Purchaser the lesser of:

(i) the Escrow Amount or;

(ii) a portion of the Escrow Amount equal to the amount of the agreed or settled Warranty Claim;

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

(b)

at the end of the Escrow Period provided that no Warranty Claim has been made by the Purchaser against No 8 Ventures Management Limited in relation to a breach of any of the Key Shareholders’ Warranties which remains outstanding, and provided that the Escrow Agent has not received any notice from the Purchaser stating that a Warranty Claim remains outstanding, the Escrow Agent must pay the balance of the Escrow Amount to the Vendor.

18.3	Directions to Escrow Agent

No 8 Ventures Management Limited and the Purchaser (who are also parties to the Escrow Deed) agree that they will act in good faith in relation to the release and payment of the Escrow Amount and that, unless there is a genuine dispute between them on bona fide grounds as to whether the requirements for the release of the amount to either No 8 Ventures Management Limited or the Purchaser have been met they will give directions to the Escrow Agent under the Escrow Deed to release and pay to No 8 Ventures Management Limited or the Purchaser (as applicable) the Escrow Amount, or the relevant proportion of the Escrow Amount in accordance with clause 18.2(a). Any dispute as to whether the requirements have been met shall be referred for determination in accordance with clause 18.4.

18.4	Determination of Disputes

If a matter in dispute is required to be referred for determination pursuant to clause 18.3 then:

(a)

the matter in dispute must be referred to an appropriate independent expert agreed by No 8 Ventures Management Limited and the Purchaser or, in default of such agreement appointed by the President for the time being of the New Zealand Law Society which expert will be requested to deliver its determination on the matter in dispute within 10 Business Days of being instructed to do so. Either No 8 Ventures Management Limited or the Purchaser may make the referral;

(b)

that expert will review all relevant documents and information (including any submissions made by No 8 Ventures Management Limited or the Purchaser) and it will state in a signed decision its opinion regarding the matter in dispute;

	(c)	that determination:

		(i)	must be made by that person as an expert, and not as an arbitrator (and the Arbitration Act 1996 will not apply to the expert’s consideration of the matter);

		(ii)	must be delivered within 10 Business Days of that expert receiving its instructions or as soon as practicable thereafter; and

		(iii)	will be final and binging on No 8 Ventures Management Limited and the Purchaser;

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

(d) No 8 Ventures Management Limited and the Purchaser will co-operate with each other to provide the expert with all information reasonably required by it to make its determination.

19.	Expenses

Whether or not any of the transactions contemplated by this Agreement are completed, unless otherwise specified in this Agreement, each of the parties is to bear its own legal and accountancy costs and other expenses of and incidental to the preparation, execution and completion of this Agreement.

20.	Delay

20.1	Time of essence

Time is of the essence in the performance by the parties of their obligations under this Agreement.

20.2	Exercise of rights and waivers

No delay, grant of time, release, compromise, forbearance (whether partial or otherwise) or other indulgence by one party in respect of any breach of any other party’s obligations under this Agreement is to:

(a) Operate as waiver

operate as a waiver of or prevent the subsequent enforcement of that obligation; or

(b) Not relevant for other breaches

be deemed a delay, grant of time, release, compromise, forbearance (whether partial or otherwise) or other indulgence in respect of, or a waiver of, any subsequent or other breach.

No waiver by the Vendor or the Purchaser of its rights under this Agreement will be effective unless it is in writing and signed by the Vendor or the Purchaser (as the case may be).

21.	Further assurances

(a)

Each party must sign, execute and do all deeds, schedules, acts, documents and things as may reasonably be required by any other party effectively to carry out and give effect to the terms and intentions of this Agreement, whether before or after Completion.

(b) The Vendor will use reasonable endeavours to assist, following the Completion Date, the Purchaser in providing:

(i) any information required by the United States Securities and Exchange Commission within a reasonable period of time; and

(ii) any information, documentation or records reasonably required by the Purchaser to meet its reporting obligations under US GAAP.

(c) The Vendor will provide the Purchaser, within ten Business Days following the Completion Date:

(i) the Financial Statements; and

(ii) Management Accounts for the period commencing on 1 October 2007 and ending on the Completion Date.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

22.	Non merger

The obligations, warranties, undertakings and indemnities undertaken or given pursuant to this Agreement, to the extent not already performed at Completion, are not to merge on Completion, or on the execution or delivery of any document, pursuant to this Agreement, but are to remain enforceable to the fullest extent and notwithstanding any rule of law to the contrary.

23.	Confidentiality and announcements

23.1	Confidentiality

Subject to clauses 23.2, 23.3 and 23.4, each of the parties agree to keep the terms of the Agreement and all other information exchanged by the parties in relation to the negotiation of this Agreement confidential and will ensure that each person who is at any time a Subsidiary of that party, and in the case of the Vendor and the LINC Media Inc, that Esphion Japan, also complies with this clause 23.1.

23.2	Purchaser

The Purchaser is entitled to make a public disclosure or release in respect of this Agreement and the transaction contained in this Agreement as the Purchaser deems required by the applicable laws, including securities laws of the United States of America or the rules of any stock exchange on which its shares are listed. Purchaser may disclose confidential information to its directors, officers, employees, agents, affiliates and professional advisers on a need to know basis.

23.3	Vendor and Covenantors

(a)

The Vendor and the Covenantors must not, and will procure that their respective employees, officers, agents, Subsidiaries and Esphion Japan do not, without the prior written consent of the Purchaser make any disclosure, release or announcement regarding the content of this Agreement or details of the transaction contained in this Agreement.

(b)

The Vendor and the Covenantors acknowledge that the Purchaser is a public company whose shares are traded on NASDAQ and any use or disclosure of non-public information relating to the Purchaser, this Agreement or the transaction contained in this Agreement is subject to the insider trading laws of the United States of America.

23.4	Exceptions

The obligations contained in clause 23.1 do not apply:

(a) Fulfil the Conditions

to the extent reasonably required by a party to fulfil the Conditions; or

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

(b) Public domain

to the extent that such information is already in the public domain; or

(c) Related Companies

to any disclosure of information by the Purchaser to any of its Related Companies; or

(d) Disclosure to the New Zealand Venture Investment Fund

any disclosure of general information which is non-price sensitive and non-technical information by the Vendor or the Covenantors or Key Shareholders to the New Zealand Venture Investment Fund or any similar investor in the Covenantors or Key Shareholders or investment funds managed by any of them in accordance with any existing agreement.

24.	Entire agreement

This Agreement and any Agreed Form documents:

(a) Entire understanding

constitutes the entire understanding and agreement of the parties relating to the sale and purchase of the Assets and Business; and

(b) Supersedes prior agreements

supersedes and extinguishes all prior agreements and understandings between the parties relating to that sale and purchase including the term sheet for the purchase and acquisition of assets of Esphion Limited entered into by the Vendor, the Purchaser and the Covenantors dated 25 October 2007.

25.	Amendments

This Agreement may only be amended in writing and as agreed by the parties.

26.	Notices

26.1	Form of notice

Each notice or other communication under this Agreement is to be in writing, is to be made by facsimile, personal delivery or by post to the addressee at the facsimile number or address, and is to be marked for the attention of the person or office holder (if any), from time to time designated for the purpose by the addressee to the other parties. The initial facsimile number, address and relevant person or office holder of each party is set out under its name at the end of this Agreement.

26.2	Notice effective

No communication is to be effective until received. A communication is to, however, be deemed to be received by the addressee:

(a) Facsimile in the case of a facsimile, on the second Business Day after it is sent, or if sent on a non-Business Day, on the third Business Day after the date of sending;

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

(b) Personal delivery

in the case of personal delivery, when delivered; and

(c) Post

in the case of a letter, on the seventh Business Day after posting by fast post or by airmail.

27.	Assignment

27.1	Successors

This Agreement is to be binding on and will enure for the benefit of the parties and their respective successors and permitted assignees or transferees.

27.2	Vendor and Covenantors

Neither the Vendor nor a Covenantor may assign or transfer all or part of their respective obligations under this Agreement. The Vendor and the Covenantors acknowledge that the Purchaser may rely on the warranties and undertakings in this Agreement in giving warranties and undertakings to any subsequent purchaser of all or any of the Assets.

27.3	Purchaser

(a) Subject to clause 27.3(b), the Purchaser may assign or transfer its rights and obligations under this Agreement.

(b)

Under the terms of the assignment referred to in clause 27.3(a), the assignee must agree specifically to be bound by the terms of this Agreement and to agree that for the purposes of the Earn Out Amount calculation, the relevant Net Revenues of both the Purchaser and the assignee shall be included. If any assignment or transfer of the Purchaser’s rights or obligations under this Agreement is made during the Earn Out Period the Purchaser hereby guarantees the obligations of the assignee or transferee on the terms set out in clause 32. The Purchaser shall not be entitled to assign or transfer its obligations to hold or pay any monies to the Vendor under this Agreement after the Earn Out Period.

27.4	Assignee

Each assignee or transferee of the Purchaser is to have the same rights against the other parties to this Agreement as if named in this Agreement as Purchaser.

28.	Counterparts

28.1	Number of counterparts

This Agreement may be executed in any number of counterparts each of which is to be deemed an original, but all of which together are to constitute one instrument.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

28.2	Any counterpart may be executed

A party may enter into this Agreement by executing any counterpart.

28.3	Facsimile or email exchange

The parties acknowledge that this Agreement may be executed by an exchange of facsimile or email copies and execution of this Agreement by that means is valid and sufficient execution.

29.	Governing law

29.1	New Zealand law

This Agreement is to be governed by and construed in accordance with the laws of New Zealand.

29.2	Submission to exclusive jurisdiction

Each of the parties irrevocably and unconditionally agrees that the New Zealand courts have the non-exclusive jurisdiction to hear and determine each suit, action or proceeding (Proceedings), and to settle disputes, which may arise out of or in connection with this Agreement and for those purposes irrevocably and unconditionally submits to the jurisdiction of the New Zealand courts.

29.3	Service of proceedings

The Purchaser hereby appoints Bell Gully (Attention: James Gibson, Partner) Solicitors at Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand, facsimile +64 9 916 2201 to accept service or proceedings in New Zealand on its behalf.

30.	No Set Off

Subject to clause 5.1, all sums payable to pursuant to this Agreement shall be paid free and clear of any restriction or condition and (except to the extent required by law) without any deduction or withholding on account of any Tax and without any deduction or withholding (except to the extent required by law) on account of any other amount whether by way of set off or otherwise.

31.	Purchaser Warranties

31.1	The Purchaser warrants and represents:

(a) it will not contravene any law by entering into or performing its obligations under this Agreement;

(b) it has the power to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated by this Agreement;

(c) it has taken all necessary action to authorise its entry into and performance of this Agreement and to carry out the transactions contemplated by this Agreement; and

(d) to the Purchaser’s knowledge it has obtained all requisite Consents from any Public Authorities as may be necessary to allow it lawfully to complete the transactions contemplated by this Agreement.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

32.	Guarantee

32.1	Guarantee

From Completion the Purchaser irrevocably and unconditionally guarantees to the Vendor and will procure the due and punctual performance of each obligation of the Permitted Nominee contained in this Agreement and any of the Agreed Form documents. The Purchaser shall pay to the Vendor from time to time on demand any sum of money which the Permitted Nominee is at any time liable to pay to the Vendor under or pursuant to this Agreement and any of the Agreed Form documents and which have not been paid at the time the demand is made. The Purchaser’s obligations under this clause are primary obligations and not those of a mere surety. If an obligation of the Permitted Nominee is void, voidable or unenforceable for any reason or if the Purchaser’s obligation of the Permitted Nominee is void, voidable or unenforceable for any reason, the Purchaser’s obligations under this clause are unaffected and the Purchaser shall perform the Permitted Nominee’s obligations as if it were primarily liable for the performance and shall indemnify the Vendor against all costs, liabilities and expenses suffered or incurred by the Vendor in connection therewith.

32.2	Continuing Obligations

The Purchaser’s obligations under clause 32.1 are continuing obligations and are not satisfied, discharged or affected by an intermediate payment or settlement of account by, or a change in the constitution or Control of, or the insolvency of, or bankruptcy, winding up or analogous proceedings relating to, the Permitted Nominee.

32.3	Liability unaffected

The Purchaser’s liability under clause 32.1 is not affected by an arrangement which the Vendor may make with the Permitted Nominee or with another person which (but for clause 32.4) might operate to diminish or discharge the liability of or otherwise provide a defence to a surety.

32.4	Actions of the Vendor

Without affecting the generality of clause 32.3, the Vendor may at any time it thinks fit and without reference to the Purchaser:

(a)

grant a time for payment or grant another indulgence or agree to an amendment, variation, waiver or release in respect of an obligation of the Permitted Nominee under this Agreement or any of the Agreed Form documents;

(b)	give up, deal with, vary, exchange or abstain from perfecting or enforcing other securities or guarantees held by the Vendor;

(c)	discharge a party to other securities or guarantees held by the Vendor and realise all or any of those securities or guarantees; and

(d)

compound with, accept compositions from and make other arrangements with the Permitted Nominee or a person or persons liable on other securities or guarantees held or to be held by the Permitted Nominee.

32.5	Bankruptcy

The Purchaser’s liability under clause 32.1 is not affected by the avoidance of an assurance, security or payment or a release, settlement or discharge which is given or made on the faith of an assurance, security or payment, in either case, under an enactment relating to bankruptcy or insolvency or other analogous event.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

Execution

Allot Communications Limited by

/s/ Rami Hadar	/s/ Doron Arazi

CEO & President	CFO

Rami Hadar	Doron Arazi

Print Name	Print Name

Notice details for Allot Communications Limited

Address:	22 Hanager Street

Neve Ne’eman Industrial Zone B

Hod Hasharon 45240

Israel

Facsimile No:	+972 9 7603626

Contact Name:	Doron Faibish

Esphion Limited by

/s/ Mark Edwards

Director
Mark Edwards

Print Name

Notice details for Esphion Limited

Address:	Buddle Findlay
Level 18
PricewaterhouseCoopers Tower
188 Quay Street
Auckland
New Zealand

Facsimile No:	+64 9 358 2055

Contact Name:	Grant Dunn

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

No. 8 Ventures Management
Limited as manager of the No 2
Fund & No 2/VIF Seed Fund by:

/s/ Mark Edwards

Director
Mark Edwards

Print Name

Notice details for No 8 Ventures Management Limited

Address:	C/- PricewaterhouseCoopers
113-119 The Terrace
Wellington

Facsimile No:	+64 9 375 3041

Contact Name:	Mark Edwards

LINC Media Inc. by

/s/ Terrie Lloyd

Director
Terrie Lloyd

Print Name

Notice details for LINC Media Inc.

Address:	Odakyu Minami-Aoyama Building
10F, 7-8-1 Minami-Aoyama
Minato-ku
Tokyo 107-0062
Japan

Facsimile No:	+81 3 3499 3109

Contact Name:	Terrie Lloyd

TMT Ventures Limited by:

/s/ Ross George

Director
Ross George

Print Name

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

Notice details for TMT Ventures Limited

Address:	C/- Direct Capital
Private Equity Limited
Level 6
2 Kitchner Street
Auckland

Facsimile No:	+64 9 307 2349

Contact Name:	Kory Fagan

K One W One Limited by

/s/ Brian Mayo Smith
Director

Brian Mayo Smith
Print Name

Notice details for K One W One Limited

Address:	C/- BDO Spicers
Level 8
Westpac Tower
120 Albert Street
Auckland

Facsimile No:	+64 9 303 2830

Contact Name:	Damon Crowe

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

Schedule 1: Covenantors and Key Shareholders

Part A: Covenantors

No 8 Ventures Management Limited

LINC Media Inc.

TMT Ventures Limited

K One W One Limited

Part B: Key Shareholders

No 8 Ventures Management Limited as manager of the No 2 Fund & No 2/VIF Seed Fund

LINC Media Inc.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

Schedule 2: Assets

(a)	the Goodwill;

(b)	the Fixed Assets;

(c)	the Leased Equipment;

(d)	the Trade Debtors;

(e)	the Intellectual Property Rights;

(f)	the Business Records;

(g)	the Stock; and

(h)	the benefit of the Business Agreements (subject to the burden).

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

Schedule 3: Warranties

1.	All information

1.1	All information

To the Vendor’s knowledge, all information contained in the Introduction to this Agreement, the Disclosure Letter, and the Disclosure Material (excluding the Financial Statements) (together the Disclosure Information) is, taken as a whole so that all relevant information on the Disclosure Information is taken into account with respect to the particular subject matter, materially accurate and materially complete and is not materially misleading in its context, in each case as at the date of the relevant information, and subject to any limitations or qualifications contained in the relevant information. The warranty contained in this paragraph does not apply to any information that is:

(a)	a budget, forecast, estimate, projection, model, yield protection, price forecast or any other statement which relates to the future and any assumption, statement of opinion or statement of intent; or

(b)	publicly available.

2.	Material circumstances

2.1	No insolvency action

None of the following has occurred and is continuing, or to the Vendor’s knowledge is threatened, in relation to the Vendor:

(a) the appointment of a receiver of any Assets, liquidator or statutory manager;

(b) an application or order made, proceedings commenced, a resolution passed or proposed in a notice of meeting or other steps taken for:

(i)	the liquidation, removal from the Companies Register, or statutory management of the Vendor; or

(ii)	the Vendor entering into an arrangement with or assignment for the benefit of its creditors or a class of them;

(c)	the Vendor:

	(i)	being (or taken to be under applicable legislation) unable to pay its debts, other than as the result of a failure to pay a debt or claim the subject of a good faith dispute; or

	(ii)	stopping or suspending, or threatening to stop or suspend, payment of all or a class of its debt; or

(d)	the Vendor being unable to satisfy the solvency test set out in section 4 of the Companies Act 1993.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

2.2	No adverse effect

Neither the execution of this Agreement, nor the transfer of the Assets and Business to the Purchaser pursuant to this Agreement, nor any other provision of this Agreement will:

(a) constitute a material breach of any obligation or any other breach which gives rise to termination of the Agreement to which the Vendor is a party; or

(b)

entitle any person to cancel, terminate earlier than would otherwise have been the case, or adversely modify any contract, agreement or arrangement to which the Vendor is a party or under which the Vendor is entitled to a material right or material benefit, or any material provision thereof; or

(c)

entitle any person to acquire, or to require the Vendor to dispose of, any material right or material benefit relating to the Business or any of the Assets to which the Vendor is entitled, or any material interest therein; or

(d) to the Vendor’s knowledge, be likely to cause any supplier or customer of the Business to discontinue or substantially reduce its trade with or patronage of the Business; or

(e)

to the Vendor’s knowledge, otherwise cause or be likely to cause any material right or material benefit of or pertaining to any Asset to be cancelled, terminated or lost or adversely qualified or impaired, except as a result of any unlawful act or omission by any third party,

2.3	Authority

The Vendor has full power and authority to enter into and, subject to approval by the shareholders of the Vendor pursuant to section 129 of the Companies Act 1993 and compliance with various class rights set out in the Constitution, perform this Agreement.

2.4	Product Warranties

As at the Completion Date, there will be or are no Product Warranties.

3.	Financial matters

3.1	Accuracy of the Financial Statements

The Financial Statements:

(a) have been prepared under NZ GAAP, and contain no qualifications made by the independent auditors;

(b)

show a true and fair view of the assets and liabilities and the state of affairs, financial position and results of the Vendor as at the balance dates shown in the Financial Statements and the financial performance of the Vendor for the periods ending on the balance date.

3.2	Financial books and records

The books and records of the Business accurately set out and disclose in all material respects the financial condition of the Business. All financial transactions of the Vendor concerning the Business have been accurately recorded in all material respects in such books and records.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

3.3	Management Accounts

The Management Accounts accurately disclose in all material respects the financial condition of the Business. Such Management Accounts:

(a) accurately reflect in all material respects the basis for the financial condition and the revenues, expenses and results of operations of the Business shown therein; and

(b) present fairly in all material respects the financial condition and the revenues, expenses, results of the operations and financial performance of the Business.

3.4	No revaluation

Since the Balance Date there has been no revaluation of any Asset.

4.	Operation of the Business since Balance Date

4.1	Operations

From the Balance Date the Vendor has:

(a) operated and conducted the Business in the ordinary course;

(b) not acquired or disposed of any of the Assets other than in the ordinary course of business;

(c) not entered into any agreement except for agreements in the ordinary course of business;

(d) not incurred any liabilities other than in the ordinary course of business.

4.2	State of the Business

To the Vendor’s knowledge and in the Vendor’s opinion, since the Balance Date there has not been a Material Adverse Event.

5.	Assets

5.1	No Encumbrances

The Vendor has legal and beneficial title to all of the Assets, free and clear from Encumbrances. The Vendor has not created, or agreed to create, any Encumbrance in respect of any of its Assets.

5.2	No other assets required

The Assets comprise all the assets, both tangible and intangible, owned by and used by the Vendor in or concerning the Business.

5.3	No other interest

No person other than the Vendor is entitled to possession of, or any interest in, any of the Assets of the Business.

5.4	Condition

To the Vendor’s knowledge, all material tangible assets of the Business are in a state of operation condition and repair and condition suitable for the purposes for which they are being used at the Agreement Date, fair wear and tear excepted.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

6.	Intellectual property and Information Technology

6.1	Ownership of Intellectual Property Rights

(a) The Vendor solely owns and has good, valid, subsisting and enforceable title to, free and clear of any Encumbrances, all Intellectual Property Rights.

(b)

The Business does not require (as currently conducted) any Intellectual Property Rights or Intellectual Property licence other than the Intellectual Property Rights and the Intellectual Property Licence In.

6.2	Software

Appendix 5 contains a complete list of all computer software owned (including computer software currently being developed) by the Vendor (the Vendor’s Software). There is no one other than the Vendor that has any Encumbrance on any of the Vendor’s Software other than third party rights in respect of any Open Source Component.

6.3	Registered Intellectual Property Rights

Schedule 6 contains a complete list of all registered (or applications for registration) Intellectual Property Rights owned by the Vendor or in which the Vendor has any interest (Registered Intellectual Property). The Vendor is recorded on the relevant register as the sole registered proprietor or applicant (as the case may be) of the Registered Intellectual Property.

6.4	Patents

(a)

To the Vendor’s knowledge (without making any independent patent search), there is no prior art or any other possible claim which renders the inventions of the Vendor referred to in the patents or patent applications listed in Schedule 6 invalid in any manner.

(b)

The Vendor is not aware of any misrepresentation to, and has not intentionally or wilfully concealed any relevant or material fact from, any patent office or registry agency, during prosecution of any of the patents or patent applications listed in Schedule 6.

(c) The Vendor is not aware of any fact which would preclude the grant of issued patent registrations based on its patent applications.

6.5	Trade Marks

(a) The Vendor is the sole owner of the Trade Marks.

(b)

To the Vendor’s knowledge, the Vendor has complied in all material respects with the requirements of, and has filed all material documentation required in dealing with, the US Patent and Trademark Office and any other trademarks and domain name registry agencies in which its Trademarks were filed.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

(c)

All of the Trademarks are in effect, and to the Vendor’s knowledge, the Vendor has taken such steps as are required, including payment of the necessary maintenance fees, to maintain the enforceability of the Trade Marks and trade marks applications.

6.6	Infringement and third party rights

	(a)	To the Vendor’s knowledge no Intellectual Property Rights have infringed or infringe upon, or are a misuse of any intellectual property rights of any third party.

(b)

No Intellectual Property Rights are subject to any outstanding injunction, judgment, order, decree, or charge. No action, suit, claim or governmental proceeding, hearing, investigation (to the Vendor’s knowledge), complaint, or demand has been made or to the Vendor’s knowledge is pending or threatened, which challenges the legality, validity, scope, enforceability, use, or ownership of any of the Intellectual Property Rights (whether registered or unregistered), and the Vendor was not served with any notice relating to the intention of any party to commence such actions.

	(c)	The Vendor has not received:

(i)	correspondence indicating any challenge, assertion or claim regarding the use of, or challenging or questioning the Vendor’s right or title in, any of the Intellectual Property Rights; and/or

(ii)

communications alleging that the Vendor has violated, would violate, any of the patents, trade marks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, nor, to the Vendor’s knowledge, is there any basis for any such communication.

(d)

To the Vendor’s knowledge, no person has the right to assert any claim regarding the use of, or challenging or questioning the Vendor’s right or title in, any of the Intellectual Property Rights and the Vendor is not aware of any potential basis for such an allegation or of any specific reason to believe that such an allegation may be forthcoming.

6.7	Employees and Consultants

(a)

Any and all of the Intellectual Property Rights have been developed or is currently being developed, by employees, consultants or other agents of the Vendor. All of the Intellectual Property Rights have been properly assigned conveyed and transferred in their entirety to the Vendor by its inventors.

(b)

No founder, employee, director, consultant or shareholder of the Vendor or former employer of any such founder, employee, director, consultant or shareholder has any rights to any Intellectual Property Rights.

(c)

Each of Vendor’s employees, and to the Vendor’s knowledge, each of the consultants or other agents have entered into written agreements with the Vendor assigning to the Vendor all rights in the Intellectual Property Rights developed in the course of their employment by, or provision of services to, the Vendor and each of the Vendor’s employees and other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed the Intellectual Property Rights, have entered into a written agreement with the Vendor (the IP Assignment and Non-Confidentiality Agreements). To the Vendor’s knowledge, the IP Assignment and Non Confidentiality Agreements are valid and binding agreements of the parties thereto, enforceable in accordance with its terms; and the Vendor thereby has obtained ownership of, and is the exclusive owner of such work, material or invention by operation of law or by valid assignment, to the fullest extent legally possible.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

(d)

To the Vendor’s knowledge, it is not and will not be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Vendor, except for inventions, trade secrets or proprietary information that have been duly and properly assigned to the Vendor.

(e) To the Vendor’s knowledge no employee of the Vendor breached any third party contract with respect to any item of the Intellectual Property Rights.

6.8	Licences

(a)

The Disclosure Material identifies each material item of Intellectual Property Licence In that the Business uses. The Disclosure Material contains correct and complete copies of all such Intellectual Property Licences In. To the Vendor’s knowledge, the material Intellectual Property Licences In are legal, valid, and enforceable and the Vendor is not aware of any reason why they should not remain on identical terms following Completion.

(b)

The Vendor has taken all reasonable security measures, including measures against unauthorized disclosure, to protect the secrecy, confidentiality and value of its trade secrets and other Intellectual Property Rights, which measures are reasonable and customary in the industry in which the Vendor operates.

(c)

Other than as part of a licence granted to the Vendor’s customers and/or distributors which is required in order to utilise the Vendor’s Products, the Vendor has not transferred ownership of, or granted any licence with respect to, any Intellectual Property Rights to any third party. The Disclosure Material contains a true, correct and complete list of all licences or agreements that grant to a third party the right to use the Intellectual Property Rights, other than licences or agreements relating to off-the-shelf software products.

(d)

To the Vendor’s knowledge, the Vendor has not agreed to indemnify other than in the ordinary course of business, any person for or against any interference, infringement, misappropriation, or other conflict with respect to any of the Intellectual Property Rights. The Vendor is not under any obligation to pay any royalty or other compensation to any third party or to obtain any approval or consent from any third party for the use of any Intellectual Property Rights.

6.9	Disclosure

(a)

To the Vendor’s knowledge, there is no unauthorised use, disclosure, infringement or misappropriation of any Intellectual Property Rights (including source code) by any third party, including, without limitation, any employee, consultant, or former employee or consultant of the Vendor.

(b)

To the Vendor’s knowledge, the Vendor has not incorporated in its products or services, has not based them upon or derived them from or adapted them from, any proprietary information of any other person in violation of any statutory or other legal obligation or any agreement to which the Vendor is a party or by which it is bound.

6.10	Open Source

Other than as set out in Appendix 6, the Intellectual Property Rights do not include any open source, shareware, freeware code or other freely available software (Open Source Component) that is subject to restrictions on use. The Disclosure Material includes a list of all software or other material that is or is required to be distributed as “freeware,” “free software,” “open source software” or under a similar licensing or distribution model that the Vendor uses or licenses, and identifies that which is incorporated into, combined with, or distributed. The Vendor’s use and distribution of each such component, and the contemplated use thereof in conjunction with the Vendor’s Products, complies with all material provisions of the applicable license agreement, and in no case does such use or distribution give rise under such license agreement to any material obligations of the Vendor with respect to any Intellectual Property Rights, including without limitation any obligation to disclose or distribute any such Intellectual Property Rights in source code form, to license any such Intellectual Property Rights for the purpose of making derivative works, or to distribute any such Intellectual Property Rights without charge.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

6.11	Bugs and Viruses

(a)

None of the Vendor’s Software and any other software used, marketed, distributed, licensed, or sold by the Vendor (including any software that is part of, is distributed with, or is used in the design, development, manufacturing, production, distribution, testing, maintenance, or support of any Vendor Software, but excluding any third-party software that is generally available on standard commercial terms and is licensed to the Vendor solely for internal use on a non-exclusive basis):

(i)

To the Vendor’s knowledge, contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such Vendor Software or any product or system containing or used in conjunction with such Vendor Software; or

(ii)

To the Vendor’s knowledge, fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Vendor Software or the Disclosure Material contains a complete and accurate list of all known bugs, defects, and errors in each version of the Vendor Software.

(b)

To the Vendor’s knowledge, no Vendor Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions:

(i)

disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or

(ii) damaging or destroying any data or file without the user’s consent.

6.12	Deposit in Escrow

No source code for any Vendor Software has been for the 3 years prior to the Completion Date delivered, licensed, or made available to any escrow agent or other person who is not, as of the date of this Agreement, an employee of the Vendor. The Vendor has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Vendor Software to any escrow agent or other person.

6.13	Esphion Japan Intellectual Property

No intellectual property has been created through the activities, operations or existence of Esphion Japan in respect of which the Vendor has any interest.

6.14	FRST Grant

The New Zealand Government acting through the Foundation for Research, Science and Technology (FRST) has no claims, nor any right to make any claims, in relation to any royalties or payments resulting from the sale of the product developed by the Vendor in connection with the grant provided by FRST under the Technology New Zealand Contract for Technology for Business Growth dated 27 February 2004 between FRST and the Vendor.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

6.15	Name protection

The Vendor has not consented to the adoption of a similar name by another person, nor granted any licence of or any right to use (other than in respect of Esphion Japan and a Group Company), the name of the Vendor or any word or words forming part of the name of the Vendor.

7.	Material commitments

7.1	Warranties and defective products

(a)

To the Vendor’s knowledge, the Vendor has not sold or supplied products or provided services which are faulty or defective and which may result in claims against the Vendor after the Completion Date. There are no current claims against the Vendor for faulty or defective products or services provided by the Vendor.

(b)

To the Vendor’s knowledge, there are no representatives or warranties which have been given by the Vendor in respect of any products supplied or services provided by the Vendor under which a claim may be made against the Vendor after the Completion Date.

7.2	Trading agreements and outstanding offers

(a)

To the Vendor’s knowledge, the Vendor, in respect of the Business, has observed and performed all the material terms and conditions on its part to be observed and performed under its contractual agreements, and similar obligations and is not in material default under or material breach of any such agreement or obligation; and

(b)

The Vendor acknowledges, that except as disclosed in the Disclosure Materials, it has not made any promises, guarantees, warranties or representations, written or oral, to provide customers with any services, products, including, updates, upgrades and/or customizations to such products, where such obligation is, or will become through the passage of time, enforceable following the Completion Date on the Vendor.

7.3	Material commitments

To the Vendor’s knowledge, the Vendor is not a party, in respect of the Business, to any material agreement which:

(a) is outside the ordinary course of business;

(b) is incapable of performance under its terms within a reasonable time;

(c) involves the supply of goods or services, the aggregate sales value of which will represent in excess of 30 per cent of the turnover expected for the current financial year of the Business;

(d) involves the Vendor giving a guarantee or indemnity in respect of, or to be otherwise contingently liable for, the obligations of, any other person;

(e) is with any Related Company of the Vendor (other than with LINC Media Inc. or Esphion Japan);

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

(f) restricts or prevents the Vendor from carrying on or its ability to engage in any activity or business in any area; or

(g) confers on any person any material rights as a consequence of a change in ownership of the Business.

8.	Property

8.1	Only property

The Leasehold Property comprises the only land and buildings occupied by the Business.

8.2	No breach

To the Vendor’s knowledge, the Vendor is not in breach of any material agreement concerning, or of any material obligation affecting, the Leasehold Property.

8.3	No third party right

To the Vendor’s knowledge no material rights, easements, quasi-easements or privileges exist in favour of any person in respect of the part Leasehold Property.

8.4	Enforcement action

To the Vendor’s knowledge, there are no outstanding enforcement or other notices, requisitions, requirements or proceedings issued or to the Vendor’s knowledge threatened, in respect of the Leasehold Property by any Public Authority, landlord, tenant or other person which are materially adverse to the Business.

9.	Compliance with laws

9.1	Compliance

To the Vendor’s knowledge, there are no applicable material requirements of any statute, regulation, regulatory authority or territorial authority with which the Vendor has not complied fully and in a timely manner for the last 24 months.

9.2	All Consents held

To the Vendor’s knowledge, the Vendor has all Consents which are required or are necessary for the carrying on of the Business.

10.	Legal proceedings

10.1	No cause of action

To the Vendor’s knowledge, there is not any cause of action relating to the Business or the Assets which could or might be used to commence legal proceedings, either civil or criminal.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

10.2	No proceedings

The Vendor is not and has not in the last two years been:

(a)

a party to any legal action or proceedings or other form of formal mediation or formal dispute resolution (other than as plaintiff in normal debt collection matters or as a party to a personal grievance bought by an employee); or

(b) to the Vendor’s knowledge, subject to any investigation by any Public Authority.

10.3	No unsatisfied judgments

There are no unsatisfied judgments, court orders or awards outstanding against the Vendor.

10.4	Product or service claims

To the Vendor’s knowledge, there are no product or service warranty claims against the Vendor in respect of products supplied by the Vendor and to the Vendor’s knowledge, no circumstances exist that will give rise to any such claims.

11.	Statutory records

11.1	All records kept

The Vendor holds all accounting and other records relating to the Business which are required to operate the Business and such records are properly and fully maintained in all material respects.

11.2	Documents of title

All documents of title, or documents which otherwise evidence title, to the Assets are in the Vendor’s possession or under the control of the Vendor.

12.	Employees

12.1	Full disclosure

The Vendor has provided to the Purchaser the following details of the Existing Employees:

(a) all of the terms and conditions of the employment;

(b) all benefits provided (including discretionary benefits);

(c) details of all applicable redundancy policies;

(d) details of length of service; and

(e) accrued entitlements to leave (including, without limitation, annual leave, sick leave and long service leave).

12.2	No union agreements

The Vendor is not a party to any agreement with any union, collective bargaining agent or industrial organisation in respect of any Existing Employee.

12.3	No termination benefits

There is no agreement or liability to pay a termination benefit to any Existing Employee of the Business other than accrued leave entitlements.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

12.4	No disputes with employees

The Vendor is not involved in any personal grievance, wrongful dismissal claim, dispute or any other claim with any Existing Employee, or former employees or any person or organisation representing any such employee. To the Vendor’s knowledge, no event has occurred which might give rise to such a claim.

12.5	Health and safety

To the Vendor’s knowledge, the Vendor is not subject to any health and safety investigation by any Public Authority and no event has occurred which might give rise to any audit, prosecution, investigation or claim related to health or safety.

13.	Superannuation

There is no claim for, nor is the Vendor under any legal liability to pay, any pension, retirement, death, disability, or medical aid payment, employee insurance premium or any other similar payment to any past or present director, employee or contractor of the Vendor or any of their families or dependants and no such pension or payment is now being paid voluntarily.

14.	Investments

The Vendor is not a party to any joint venture, partnership, syndicate, consortium, or other body or association, whether incorporated or not (other than a recognised trade association and in respect of Esphion Japan).

15.	Due execution

The Vendor:

(a) if a company, is validly existing under the laws of its place of incorporation;

(b) subject to obtaining the necessary shareholder consents has the power to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated by this Agreement;

(c)

subject to obtaining the necessary shareholder consents has taken all necessary action to authorise its entry into and performance of this Agreement and to carry out the transactions contemplated by this Agreement;

(d) subject to obtaining the necessary shareholder consents, obligations under this Agreement are valid and binding and enforceable against it in accordance with their terms; and

(e) has, to the Vendor’s knowledge, obtained all requisite Consents from any Public Authorities as may be necessary to allow it lawfully to complete the transactions contemplated by this Agreement.

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

Schedule 4: Conditions

Completion of this Agreement is subject to the satisfaction of the following conditions precedent:

	Condition Precedent	Condition Satisfaction Date	Party for whose benefit Condition has been inserted

(a)	Vendor’s Approvals

The Vendor securing the approval of its shareholders to the transactions contemplated by or otherwise arising as a consequence of this Agreement, including all approvals required under the Vendor’s constitution and all approvals required by law including under section 129 of the Companies Act).

		Completion Date	Vendor and Purchaser

(b)	Existing Employees Retention

	Each Existing Employee entering into a new employment agreement with the Purchaser on terms no less favourable than their existing employment contract with the Vendor.	Completion Date	Purchaser

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

Appendix 7: Confidentiality Agreement

Agreement relating to the sale and purchase of the Business and Assets of Esphion Limited

C o n f i d e n t i a l i t y D e e d

Allot Communications Limited

Provider

and

Esphion Limited

Recipient

Date

This Confidentiality Deed is made on

between	(1)	Allot Communications Limited (Provider)

and	(2)	Esphion Limited (Recipient)

1

Introduction

A.

The Recipient and the Purchaser have entered into a sale and purchase agreement for the business and the assets of Esphion Limited dated 1 January 2008 (Sale and Purchase Agreement). The Sale and Purchase Agreement provides that on the date specified in the agreement an earn out payment is to be made from the Provider to the Recipient (subject to certain conditions). The amount of the earn out payment (the Earn Out Amount) is to be calculated by the Provider and delivered to the Recipient. The Recipient can then either agree or disagree with this calculation. The Purchaser is to give the Recipient access to all additional information it may require to enable the Recipient to make its decision to agree or disagree with the calculation of the Earn Out Amount.

B.

The Recipient wishes to receive the additional information referred to above for the purpose of deciding whether to agree or disagree with the calculation of the Earn Out Amount. The Provider has agreed to provide information to the Recipient for the sole purpose of enabling the Recipient to make its decision whether to agree or disagree with the calculation of the Earn Out Amount.

C.

The information to be provided is of a confidential nature and is of commercial value to the Provider. In order to protect and maintain the confidentiality and value of such information, the Recipient has agreed to enter into this Deed.

It is agreed

1.	Interpretation

1.1	Definitions

In this Deed, unless the context otherwise requires:

Information means:

(a)

all oral and written information (including, without limitation, all business and financial information, opinions, projections and other statements which relate to the calculation of the Earn Out Amount) and records (in whatever form) relating to the business or affairs of the Provider or any of its Related Companies made available to or for the benefit of the Recipient (including to any of the Recipient’s advisers) by or on behalf of the Provider or any of its Related Companies (including by any of the Provider’s advisers);

(b)

all notes, memoranda and records (in whatever form) of the Recipient or any of its officers, employees or advisers containing, referring to or based upon any information supplied to the Recipient (including to any of the Recipient’s advisers) by or on behalf of the Provider; and

(c) all rights relating to any of the information set out in paragraphs (a) and (b) above.

Related Company in relation to a company has the meaning given to that expression in section 2(3) of the Companies Act 1993 provided that, for this purpose, references to “company” in that section shall extend to any body corporate wherever incorporated or registered.

2

Sale and Purchase Agreement means the agreement relating to the sale and purchase of the Business and Assets of Esphion Limited between the Provider, the Recipient, the Covenantors and the Key Shareholders (as defined in that agreement) dated 1 January 2008.

1.2	General references

In this Deed, unless the context otherwise requires:

	(a)	a reference to a clause or schedule is a reference to a clause or schedule of this Deed;

	(b)	a reference to this Deed or another instrument includes any variation, novation or replacement of either of them;

	(c)	the singular includes the plural and vice versa;

(d)

the word person includes an individual, a body corporate, an association of persons (whether corporate or not), a trust, a state or an agency of state, government departments and local and municipal authorities in each case, whether or not having a separate legal personality; and

	(e)	words importing one gender include the other genders.

1.3	Headings

Headings are to be ignored in construing this Deed.

2.	Information property of the Provider

2.1

The Information is, as between the Provider and the Recipient, the absolute property of the Provider and its Related Companies. Subject to the provisions of this Deed, all Information remains the absolute property of the Provider and its Related Companies.

2.2

The Information contains information of a confidential nature which is of commercial value to the Provider and its Related Companies. Loss or damage would be sustained by the Provider and its Related Companies if the Information should:

	(a)	come into the possession of an unauthorised person; or

	(b)	be used in any way by any person in competition with the Provider or any of its Related Companies.

3

3.	Confidentiality undertakings

3.1	Maintain confidential

The Recipient:

	(a)	must receive the Information in the strictest confidence and in good faith; and

	(b)	must maintain the confidentiality of the Information by the Recipient and the persons referred to in clause 5.

3.2	Prohibitions

Except in accordance with this Deed, or with the prior written consent of the Provider, the Recipient must not:

	(f)	No disclosure

directly or indirectly disclose or distribute the Information or permit the Information to be disclosed or distributed to any unauthorised person (including any agent, adviser or shareholder of or to the Recipient or any of its Related Companies) except as provided in clause 5; or

	(g)	No use

use the Information or any knowledge which it may acquire as a result of receiving the Information in any way which furthers competition with the Provider or any of its Related Companies or which is otherwise directly or indirectly detrimental to the interests of the Provider or any of its Related Companies or for any purpose other than deciding whether to agree with the calculation of the Earn Out Amount; or

	(h)	No assertion of ownership

assert rights of any nature in respect of, or contest the Provider’s or the Provider’s Related Companies’ ownership of, the Information; or

	(i)	Reproduce

reproduce in any way, or permit to be reproduced in any way, the Information, for any purpose other than deciding whether to agree with the calculation of the Earn Out Amount; or

	(j)	Competitors

in particular, and without limiting any of the other obligations of the Recipient set out in this clause 3.2, give, disclose or distribute the Information or permit the Information to be given, disclosed or distributed to any person who competes with the Provider or any Related Company of the Provider.

4

3.3	Excluded Information

The following Information is not subject to the restrictions of this Deed:

(a) Information which is clearly and demonstrably approved in writing by the Provider for disclosure (other than on a restricted basis) by the Recipient prior to such disclosure;

(b) Information independently acquired or developed by the Recipient without the benefit or use of any of the Information and the same can be evidenced in writing;

(c)

Information publicly known or which becomes publicly known after the date of this Deed other than through breach or non-performance by the Recipient (or any of the persons referred to in clause 5) of any of its or their obligations under this Deed or as a result of any of the persons referred to in clause 5 failing to observe the confidentiality obligations set out in this Deed; and

(d) Information lawfully received by the Recipient from a third party not owing (directly or indirectly) any obligation of confidentiality to the Provider or any of its Related Companies.

4.	No reliance on Information

The Information is provided to the Recipient for its benefit solely for the purpose of assisting the Recipient to decide whether to agree with the calculation of the Earn Out Amount on the following terms:

(a) the Recipient is solely responsible for its own assessment and evaluation of the Information;

(b) no responsibility is accepted for, and no person is authorised to make, any other representations or warranties on behalf of the Provider or any of its Related Companies.

5.	Disclosure of information to third parties

5.1	Recipient’s officers, employees and advisers

Notwithstanding the provisions of this Deed, the Recipient may disclose the Information to such of its advisers and shareholders only to the extent necessary to enable such persons to evaluate the Information for the sole purpose of deciding whether to agree with the calculation of the Earn Out Amount. Prior to and as a condition of the Recipient disclosing the Information to any such persons, the Recipient must provide to the Provider a signed confidentiality undertaking from each such person in the form attached as a Schedule to this Deed.

5.2	Recipient must ensure compliance by third parties

The Recipient must ensure that all persons to whom the Information is disclosed under clause 5.1 are aware of the confidentiality of the Information, the existence and terms of this Deed, and consider themselves bound by the provisions of this Deed as if they were parties to it. The Recipient must take all such steps as are reasonably necessary to prevent any unauthorised use or disclosure of the Information by any such person. The Recipient agrees to be responsible for any act or omission of such person constituting a breach of this Deed or which would constitute a breach of this Deed if done or omitted by the Recipient and to bear all damages caused to the Provider as a result of a breach by such persons, in accordance with clause 7.1.

5

6.	Return, destruction and erasure of information

6.1	The Recipient must, on receipt of a written request by the Provider:

(a) return to the Provider; and/or

(b) destroy or if technically practicable, erase,

all the Information (including all reproductions of Information) in the possession or control of the Recipient or its officers, employees and advisers to whom the Information has been disclosed, together with all information and documentation containing, comprising or relating in any way to the Information and procure that each person who has received Information under clause 5 does the same provided that any adviser who is compelled by law or regulation or the terms of any professional indemnity insurance policy may retain a copy of all such Information and documentation.

6.2

Upon the return, destruction or erasure of all Information in accordance with clause 6.1, the Recipient must provide a certificate to this effect signed by a director or other authorised senior officer of the Recipient.

6.3	The return, destruction or erasure of the Information in accordance with clause 6.1 does not release the Recipient or its officers, employees and advisers from their obligations under this Deed.

7.	Indemnity

7.1	Indemnity for unauthorised disclosure or use

The Recipient indemnifies the Provider and each of its Related Companies from and against all actions, claims, costs, demands, expenses, liabilities, losses, payments and proceedings actually and reasonably incurred or suffered by them (other than in respect of any action, claim or proceedings by the Vendor or its shareholders against the Purchaser for breach of the Sale and Purchase Agreement) which arise, directly or indirectly, from the unauthorised disclosure or use (whether intentional or unintentional) of the Information by the Recipient or by any of its Related Companies or any of its or their respective officers, employees or advisers or which arise from any of such persons being in breach of any of the provisions of this Deed. The Provider will take all reasonable steps to mitigate any such claims, costs, expenses, liabilities or losses.

7.2	Ability to seek equitable relief

If there is a breach of the terms of this Deed by the Recipient or by any person to whom the Recipient has made any of the Information available, the Provider and each of its Related Companies are entitled to seek equitable relief in addition to damages. In any proceeding bought by the Provider or its Related Companies against the Recipient seeking equitable relief for a breach of this Deed, neither the Recipient nor any person directly or indirectly under its direction or control may claim that the breach is one which may not be the subject of equitable relief.

6

8.	Compulsory disclosure

If the Recipient is required or requested by any court, governmental or regulatory agency to disclose any Information, the Recipient will immediately advise the Provider of that requirement or request and will co-operate with the Provider in opposing the requirement or request, if the Provider so requires and if feasible under the laws and regulations of the jurisdiction in which the Recipient operates. In any event, the Recipient agrees to comply with all reasonable directions of the Provider to disclose only that part of the Information which the Recipient is legally required to disclose, and to use reasonable efforts to obtain an assurance that the Information disclosed will be treated confidentially. The Provider will pay any costs reasonably and properly incurred by the Recipient in complying with its obligations under this clause.

9.	Dealing in securities and price sensitive information

The Recipient acknowledges that Provider’s ordinary shares are publicly traded in the United States and understands that the Information may constitute material non-public information under applicable United States securities laws. The Recipient agrees to take reasonable steps to inform its representatives who receive Information of the Provider of this fact and to prevent them from trading in the Provider’s ordinary shares for so long as any Information includes material non-public information regarding the Provider.

10.	General

10.1	Obligations to continue

The obligations in this Deed continue to apply for a period of five years from the date hereof.

10.2	Execution of further documents

The Recipient must take such actions and execute, or procure the execution of, such documents as the Provider may reasonably request to give full effect to this Deed.

10.3	Waivers in writing

No waiver by either party or any of its Related Companies of any provision of or right, remedy or power of such party or any of its Related Companies under this Deed, and no amendment to this Deed, is to be effective unless it is in writing signed by the parties and any such waiver is to be effective only in the specific instance and for the specific purpose for which it is given. No failure or delay by either party or any of its Related Companies to exercise any right, remedy or power under this Deed or to insist on strict compliance by the other party with any obligation under this Deed, and no custom or practice of the parties at variance with the terms of this Deed, will constitute a waiver of the right of such party or any of its related companies to demand exact compliance with this Deed.

10.4	Contracts (Privity) Act

For the purposes of the Contracts (Privity) Act 1982, where the covenants of either party contained in this Deed are given for the benefit of any third party such covenants are intended to be enforceable against the other party by such third party.

7

10.5	Severability

If any provision of this Deed is, or becomes, unenforceable, illegal or invalid for any reason, the relevant provision is to be deemed to be modified to the extent necessary to remedy such unenforceability, illegality or invalidity or if this is not possible then such provision must be severed from this Deed, without affecting the enforceability, legality or validity of any other provision of this Deed.

10.6	Governing law and jurisdiction

This Deed is to be construed in accordance with the laws of New Zealand and the parties submit to the non-exclusive jurisdiction of the courts of New Zealand in relation to this Deed.

10.7	Counterparts

This Deed may be signed and delivered (including by way of electronic transmission) in any number of counterparts all of which, when taken together, shall constitute one and the same instrument. A party may enter into this Deed by executing any counterpart.

Execution

Executed as a Deed.

Recipient by

Director	Director

Print Name	Print Name

8

SCHEDULE
Form of Undertaking

DEED dated

Full Name, Address and Occupation of Recipient

________________________________________________________________
_______________________________________________________ (Recipient)

Introduction

A.

Allot Communications Limited (Provider) and Esphion Limited (Principal Recipient) have entered into a Confidentiality Deed dated                                  (Confidentiality Deed) relating to the provision of certain Information (as that term is defined in the Confidentiality Deed) by the Provider to the Principal Recipient.

B.

The Provider has agreed that the Principal Recipient may provide the Information to the Recipient on the condition that the Recipient enters into this Deed so as to ensure that the confidential nature and commercial value of the Information is preserved.

Covenants

1.

The Recipient acknowledges that the Recipient has read the Confidentiality Deed and has been informed by the Principal Recipient of the confidential nature of the Information to be provided by the Provider.

2.

In consideration of the Provider agreeing to provide the Information to the Recipient, the Recipient covenants and agrees to observe the provisions of the Confidentiality Deed in all respects as if the Recipient was named in place of the Principal Recipient in the Confidentiality Deed and to that end all applicable terms of the Confidentiality Deed are deemed to be included as terms and conditions of this Deed.

3.

The Recipient shall indemnify and hold free and harmless the Principal Recipient from and against any and all claims, damages, losses, liabilities, costs and expenses, which may be incurred by or awarded against the Principal Recipient, resulting from or arising out of the Recipient’s failure to comply with its obligations under the Confidentiality Deed.

Execution

Executed as a Deed.

Signed by the Recipient in the presence of:

Signature of Witness	Recipient

Occupation

Address

9

Appendix 9: Escrow Deed

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E s c r o w D e e d

Esphion Limited

Vendor

and

No 8 Ventures Management Limited

No 8 Ventures

and

Allot Communications Limited

Purchaser

and

Bell Gully

Escrow Agent

Date 7 January 2008

AUCKLAND VERO CENTRE, 48 SHORTLAND STREET PO BOX 4199, AUCKLAND 1140, DX CP20509, NEW ZEALAND

TEL 64 9 916 8800 FAX 64 9 916 8801

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This Escrow Deed is made on 7 January 2008

between	(1)	Esphion Limited (Vendor)

and	(2)	No 8 Ventures Management Limited (No 8 Ventures)

and	(3)	Allot Communications Limited (Purchaser)

and	(4)	Bell Gully (Escrow Agent)

Background

A.

The Vendor has agreed to sell and the Purchaser has agreed to purchase the Assets and the Business of the Vendor in accordance with the provisions of an agreement for sale and purchase dated 1 January 2008 (the Agreement).

B.

Under the terms of the Agreement an amount is to be paid to the Escrow Agent and is to be released and paid to No 8 Ventures or the Purchaser in accordance with the provisions of clause 18 of the Agreement.

Agreement

1.	Interpretation

1.1	Definitions

In this deed, unless the contrary intention appears:

Business Day means a day (other than a Saturday or Sunday) on which registered banks are open for general banking business in Auckland;

Completion has the meaning given to that term in the Agreement;

Completion Date has the meaning given to that term in the Agreement;

Escrow Amount has the meaning given to that term in the Agreement;

Escrow Payment Date has the meaning given to that term in the Agreement; and

Escrow Period has the meaning given to that term of the Agreement.

1.2	Interpretation

In this deed, unless the contrary intention appears:

(a) words importing one gender include the other genders;

(b) the singular includes the plural and vice versa;

(c) a reference to the Vendor or Purchaser is a reference also to their respective executors, administrators, permitted assigns and successors (as the context may require);

(d) headings are for convenience only and shall not affect interpretation;

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(e) references to clauses and schedules are references to clauses and schedules of this deed unless specifically stated otherwise;

(f) references to any legislation or to any provision of any legislation (including regulations and orders) includes:

(i) that legislation or provision as from time to time amended, re-enacted or substituted and, unless otherwise specifically stated, refers to New Zealand legislation and provisions; and

(ii) any statutory instruments, regulations and orders issued under any such legislation or provision; and

(g) any action required pursuant to this deed to be undertaken on any day which is not a Business Day, shall be undertaken on the next Business Day.

2.	Escrow

2.1	Payment

On the Escrow Payment Date, the Purchaser shall pay, or cause to be paid, the Escrow Amount to the Escrow Agent.

2.2	Escrow Account

The Escrow Agent shall hold the Escrow Amount in New Zealand in an interest bearing bank account in the joint names of the Vendor and the Purchaser until the Escrow Amount is to be released in accordance with clause 18.2 of the Agreement.

3.	Interest

3.1	Credit of Interest

Interest earned on the Escrow Amount shall be for the credit of the person to which the Escrow Amount is paid and if part of the Escrow Amount is paid to the Purchaser and the Vendor proportionately, interest shall be paid in the same proportion.

3.2	Non-resident Withholding Tax

The Escrow Agent shall be entitled to deduct non-resident withholding tax or approved issuer levy and administration charges on the interest earned on the Escrow Amount. Any applicable tax deduction certificates will be provided to the Vendor as required by law.

3.3	Calculation of Interest

The Escrow Agent shall calculate accrued interest monthly and interest earned shall be reinvested until paid out. Except for any manifest error these calculations shall be deemed final and binding on the parties.

3.4	Payment of Interest

When a payment on account of the Escrow Amount is made from the Escrow Account that payment will be accompanied by a payment of accrued interest earned on the relevant part of the Escrow Amount.

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4.	Release of Escrow Amount

4.1	Release

The Escrow Agent shall only pay and apply the Escrow Amount in accordance with:

a notice signed on behalf of both of the (1) the Purchaser and (2) the Vendor and No 8 Ventures so directing the Escrow Agent in substantially the same form as set out in Schedule 1;

clause 18.2(b) of the Agreement, where the end of the Escrow Period has been reached and no Warranty Claims by the Purchaser against No 8 Ventures in relation to the breach of any of the Key Shareholders’ Warranties remain outstanding and the Escrow Agent has not received any notice from the Purchaser stating that a Warranty Claim remains outstanding;

a notice signed by or on behalf of an independent expert appointed under clause 18.4 of the Agreement so directing the Escrow Agent in substantially the same form as set out in Schedule 2; or

the terms of a certified copy of any written:

final judgment, order, declaration, award or finding of a New Zealand court; or

arbitral award entered as a judgment of the High Court of New Zealand;

delivered to it by No 8 Ventures, the Vendor or the Purchaser and accompanied by a certificate by the party delivering it that:

any appeal or application for review in respect of such judgment, order, declaration, award or finding has been determined in favour of that party; or

the period for filing of any appeal or application for review of such judgment, order, declaration, award or finding (and any period during which an application for extension of such period may be made) has expired without an appeal or application having been filed.

4.2	Directions to Escrow Agent

Written directions provided to the Escrow Agent by the parties must be signed by at least one authorised signatory of (1) the Purchaser and (2) the Vendor and No 8 Ventures. The initial authorised signatories of the Purchaser shall be Ovadia Doron Arazi and/or Abraham Zeev Rami Hadar and the initial authorised signatory of the Vendor and No 8 Ventures shall be Mark Edwards..

5.	Escrow Agent’s Obligations

5.1	Compliance with Directions

The Escrow Agent shall promptly comply in relation to the Escrow Amount with any notice, direction or order given to the Escrow Agent in accordance with clause 4.

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5.2	Payment by Direct Transfer

The Escrow Agent shall make any payment that is due to be made from the Escrow Amount by direct transfer of cleared funds into such bank account as the relevant party may nominate by written notice to the Escrow Agent.

5.3	Reliance on Notice

The Escrow Agent shall be entitled to rely on the authenticity of any notice purporting to be signed by a party or parties in accordance with clause 4, including without limitation, any signatures on any notices received by facsimile.

5.4	No other Obligations

The Escrow Agent shall have no other obligations to any of the other parties in respect of the escrow except as set out in this deed.

6.	Escrow Agent Indemnity

The Purchaser and the Vendor and No 8 Ventures shall at all times jointly and in equal shares fully and effectively indemnify the Escrow Agent against all claims, damages or costs (excluding consequential loss or damage) suffered or incurred by the Escrow Agent (including the Escrow Agent’s legal fees on a solicitor and client basis) by reason of:

(a) the Escrow Agent entering into this deed; or

(b) the Escrow Amount being in the Escrow Agent’s possession, or

(c)

any action taken or proceedings initiated by the Escrow Agent at its sole discretion for the purpose of determining any dispute in relation to the Escrow Amount whether between the parties to this deed or involving any other persons claiming a right to the Escrow Amount,

(other than claims, damages or costs arising from the Escrow Agent’s wilful breach, gross negligence or fraud) and the Escrow Agent shall have a lien on the Escrow Amount for any such costs and shall not be obliged to undertake any action or initiate any defence to proceedings whatsoever until and unless they have received payment or satisfactory security in advance from the Purchaser and the Vendor for this indemnity.

7.	Announcements

Except as may be required by law or by the listing rules of any relevant stock exchange, no party shall make any announcements or disclosures as to the subject matter or any of the terms of this deed except in such form and manner, and at such time, as the Escrow Agent may consent to.

8.	Confidentiality

Each party shall at all times keep confidential, treat as privileged, and not directly or indirectly make or allow any disclosure or use to be made, of any provision of this deed or of any information relating to any provision, or the subject matter, of this deed, or any information directly or indirectly obtained from another party to this deed under or in connection with this agreement, except to the extent:

(a) required by law or by the listing rules of any relevant stock exchange; or

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(b) that the parties otherwise agree in writing; or

(c) necessary to obtain the benefit of, or to carry out obligations under, this deed; or

(d) that the information is or becomes available in the public domain without breach by a party of its confidentiality obligations under this clause or at law.

9.	Notices

If any party wishes to give any other party any notice, claim, demand or other communication (“Notice”) under or in connection with this deed, the Notice shall be sufficiently given or served (but without prejudice to any other mode of service) if addressed to that party and delivered to the address of that party stated below.

The Vendor and No 8 Ventures:

C/- PricewaterhouseCoopers
113-119 The Terrace
Wellington

The Purchaser:

22 Hanager Street
Neve Ne’eman Industrial Zone B
Hod Hasharon 45240
Israel

The Escrow Agent:

Bell Gully
PO Box 4199
Level 22, Vero Centre
Shortland Street
Auckland

10.	Non-merger

The obligations, warranties, undertakings and indemnities undertaken or given under or pursuant to this deed, to the extent not already performed at Completion, shall not merge on Completion, or on the execution and delivery of any document pursuant to this deed, but shall remain enforceable to the fullest extent and notwithstanding any rule of law to the contrary.

11.	No waiver

No waiver of any breach, or failure to enforce any provision, of this deed at any time by any party shall in any way affect, limit or waive the right of such party thereafter to enforce and compel strict compliance with the provisions of this deed.

12.	Escrow Agent Lien

Nothing in this deed shall be construed to in any way affect any lien or claim which the Escrow Agent may have in respect of any moneys received by any of the parties including, without limitation, the Escrow Amount.

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13.	Costs

Each party shall bear its own costs and expenses incurred in connection with the preparation and implementation of this deed.

14.	Severability

If at any time it is held by a competent authority that any provision of this deed is illegal or unenforceable for any reason (“Offending Provision”) and that finding is not overturned or reversed in any appeal process, the Offending Provision shall be deemed to be deleted from this deed, or shall be modified in accordance with the ruling of any competent authority, and thereafter this deed shall continue in full force and effect subject to such deletion or modification.

15.	Entire Agreement

15.1

This deed together with the relevant provisions of the Agreement constitutes the entire agreement between the parties with respect to the matters contemplated by this deed and supersedes all prior agreements.

15.2	This deed may only be amended by written agreement signed by all parties.

16.	Counterparts

This deed may be signed and delivered in counterparts (including by way of electronic transmission) which together shall constitute one deed binding on the parties, notwithstanding that all parties are not signatories to the original or same counterpart.

17.	Facsimile Signature

The parties may sign a counterpart copy of this deed by photocopying a facsimile of this deed and signing that photocopy. The transmission by facsimile by a party of a signed counterpart copy of this deed shall be deemed proof of signature of the original and the signed facsimile so transmitted shall be deemed an original.

18.	Governing Law

This deed shall be governed by, and construed in accordance with, the laws of New Zealand. The parties irrevocably submit to the exclusive jurisdiction of the courts of New Zealand in relation to all disputes arising out of or in connection with this deed.

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Execution

Executed as a deed.

SIGNED by Allot Communications Limited by:

/s/ Rami Hadar		/s/ Doron Arazi
Chief Executive Officer		Chief Financial Officer

Print Name		Print Name

SIGNED by No 8 Ventures Management Limited by:

/s/ Mark Edwards		/s/ Kory Fagan
Director/Authorised Signatory		Director/Authorised Signatory

Mark Edwards		Kory Fagan
Print Name		Print Name

SIGNED by Esphion Limited by:

/s/ Mark Edwards Director/Authorised Signatory		Director/Authorised Signatory

Mark Edwards Print Name		Print Name

SIGNED by Bell Gully as Escrow Agent in the presence of:
/s/ David McPherson

Authorised Signatory	Partner
David McPherson

Print Name

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Schedule 1: Form of directions to Escrow Agent

[Date]

To:	Bell Gully
Level 22, Vero Centre
48 Shortland Street
Attention: Anna Buchly

Escrow Deed dated [                    ] 2008 between Esphion Limited, No 8 Ventures Management Limited, Allot Communications Limited and Bell Gully (as Escrow Agent) (Escrow Deed)

Pursuant to clause 4.1(a) of the Escrow Deed, we direct you to make the following payment from the Escrow Amount.

Amount of payment: [                    ]
Payee: [                    ]
Bank: [                    ]
Branch address: [                    ]
Bank account number: [                    ]

Thank you for your assistance. Please contact [name, telephone number] with any questions about this transaction.

Yours faithfully

Name:	Name:

Title:	Title:

on behalf of Allot Communications Limited	on behalf of Esphion Limited and No 8 Ventures Management Limited

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Schedule 2: Independent Expert – Form of Directions to Escrow Agent

[Date]

To:	Bell Gully Level 22, Vero Centre
48 Shortland Street
Attention: Anna Buchly

Escrow Deed dated [                    ] 2008 between Esphion Limited, No 8 Ventures Management Limited, Allot Communications Limited and Bell Gully (as Escrow Agent) (Escrow Deed)

Pursuant to clause 4.1(b) of the Escrow Deed, we direct you to make the following payment from the Escrow Amount.

Amount of payment: [                    ]
Payee: [                    ]
Bank: [                    ]
Branch address: [                    ]
Bank account number: [                    ]

Attached is a copy of our appointment as Independent Expert signed by both the Vendor and the Purchaser in accordance with clause 18.4 of the Agreement.

Thank you for your assistance. Please contact [name, telephone number] with any questions about this transaction.

Yours faithfully

Name:

Title:

on behalf of [Independent Expert]

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